UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM T-3/A
                                (Amendment No. 5)

                FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES
                      UNDER THE TRUST INDENTURE ACT OF 1939


                     Covanta Energy Corporation ("Covanta")
                                       and
                               AMOR 14 Corporation
                            Covanta Acquisition, Inc.
                             Covanta Bessemer, Inc.
                 Covanta Cunningham Environmental Support, Inc.
                          Covanta Energy Americas, Inc.
                        Covanta Energy Construction, Inc.
                           Covanta Energy Group, Inc.
                       Covanta Energy International, Inc.
                          Covanta Energy Resource Corp.
                          Covanta Energy Services, Inc
                            Covanta Energy West, Inc.
                       Covanta Engineering Services, Inc.
                  Covanta Geothermal Operations Holdings, Inc.
                       Covanta Geothermal Operations, Inc.
                       Covanta Haverhill Properties, Inc.
                        Covanta Heber Field Energy, Inc.
            Covanta Hennepin Energy Resource Co., Limited Partnership
                           Covanta Hillsborough, Inc.
                            Covanta Huntsville, Inc.
                           Covanta Hydro Energy, Inc.
                       Covanta Hydro Operations West, Inc.
                         Covanta Hydro Operations, Inc.
                      Covanta Imperial Power Services, Inc.
                               Covanta Kent, Inc.
                             Covanta Lancaster, Inc.
                                Covanta Lee, Inc.
                            Covanta Long Island, Inc.
                            Covanta Marion Land Corp.
                             Covanta Mid-Conn., Inc.
                            Covanta Montgomery, Inc.
               Covanta New Martinsville Hydroelectric Corporation
              Covanta New Martinsville Hydro-Operations Corporation
                     Covanta Oahu Waste Energy Recovery, Inc
                        Covanta Onondaga Operations, Inc.
                         Covanta Operations of Union LLC
                          Covanta OPW Associates, Inc.
                               Covanta OPWH, Inc.
                               Covanta Pasco, Inc.
                   Covanta Plant Services of New Jersey, Inc.
                        Covanta Power Equity Corporation
                           Covanta Power Pacific, Inc.
                         Covanta Power Plant Operations
                        Covanta Projects of Hawaii, Inc.
                             Covanta Projects, Inc.
                            Covanta RRS Holdings Inc.
                          Covanta Secure Services, Inc.
                            Covanta SIGC Energy, Inc.
                          Covanta SIGC Energy II, Inc.
                    Covanta SIGC Geothermal Operations, Inc.
                              Covanta Systems, Inc.
                      Covanta Wallingford Associates, Inc.
                          Covanta Waste to Energy, Inc.
                          Covanta Water Holdings, Inc.
                           Covanta Water Systems Inc.
                      Covanta Water Treatment Services Inc.
                               ERC Energy II, Inc.
                                ERC Energy, Inc.
                           Heber Field Energy II, Inc.
                               Heber Loan Partners
                                    LMI, Inc.
                           Mammoth Geothermal Company
                              Mammoth Power Company
                                Mt. Lassen Power
                           Pacific Geothermal Company
                          Pacific Oroville Power, Inc.
                           Pacific Wood Fuels Company
                          Pacific Wood Services Company
                         Three Mountain Operations, Inc.
                            Three Mountain Power, LLC
                              Burney Mountain Power
                       Covanta Alexandria/Arlington, Inc.
                              Covanta Bristol, Inc.
                              Covanta Fairfax, Inc.
                             Covanta Haverhill, Inc.
                   Covanta Honolulu Resource Recovery Venture
                           Covanta Indianapolis, Inc.
                              Covanta Marion, Inc.
                            Covanta Omega Lease, Inc.
                            Covanta Stanislaus, Inc.
                              Haverhill Power, Inc.
                           Michigan Waste Energy, Inc.
         (the "Guarantors" and, together with Covanta, the "Applicants")

  -----------------------------------------------------------------------------
                              (Name of applicants)

                        40 Lane Road, Fairfield, NJ 07004
 ------------------------------------------------------------------------------
                    (Address of principal executive offices)

          Securities to be Issued Under the Indentures to be Qualified:

              Title of Class                            Amount
 ------------------------------------------------------------------------------

8.25% Senior Secured Notes due 2011            Up to a maximum aggregate
                                               principal amount of $230,000,000

7.5% Subordinated Unsecured Notes due 2012     Up to a maximum aggregate
                                               principal amount of up to
                                               $50,000,000


                  Approximate date of proposed public offering:
    As promptly as possible after the Effective Date of this Application for Qualification.


                               Jeffrey R. Horowitz
                           Covanta Energy Corporation
                                  40 Lane Road
                        Fairfield, New Jersey 07007-2615
                     (Name and Address of Agent for Service)

                                 With a copy to:

                             William F. Gorin, Esq.
                        Cleary Gottlieb Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006

                                       and

                               David E. Webb, Esq.
                        Cleary Gottlieb Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006


The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.

                                     GENERAL

1. General Information.

(a) Form of organization.

The following Applicants are corporations: AMOR 14 Corporation; Covanta Energy Corporation; Covanta Acquisition, Inc.; Covanta Bessemer, Inc.; Covanta Cunningham Environmental Support, Inc.; Covanta Energy Americas, Inc.; Covanta Energy International, Inc.; Covanta Energy Resource Corp.; Covanta Energy Services, Inc.; Covanta Energy West, Inc.; Covanta Engineering Services, Inc.; Covanta Geothermal Operations Holdings, Inc.; Covanta Geothermal Operations, Inc.; Covanta Haverhill Properties, Inc.; Covanta Heber Field Energy, Inc.; Covanta Hillsborough, Inc.; Covanta Huntsville, Inc.; Covanta Energy Construction, Inc.; Covanta Energy Group, Inc. Covanta Hydro Energy, Inc.; Covanta Hydro Operations West, Inc.; Covanta Hydro Operations, Inc.; Covanta Imperial Power Services, Inc.; Covanta Kent, Inc.; Covanta Lancaster, Inc.; Covanta Lee, Inc.; Covanta Long Island, Inc.; Covanta Marion Land Corp.; Covanta Mid-Conn., Inc.; Covanta Montgomery, Inc.; Covanta New Martinsville Hydroelectric Corporation; Covanta New Martinsville Hydro-Operations Corporation; Covanta Oahu Waste Energy Recovery, Inc; Covanta Onondaga Operations, Inc.; Covanta OPW Associates, Inc.; Covanta OPWH, Inc.; Covanta Pasco, Inc.; Covanta Plant Services of New Jersey, Inc.; Covanta Power Equity Corporation; Covanta Power Pacific, Inc.; Covanta Power Plant Operations; Covanta Projects of Hawaii, Inc.; Covanta Projects, Inc.; Covanta RRS Holdings Inc.; Covanta Secure Services, Inc.; Covanta SIGC Energy, Inc.; Covanta SIGC Energy II, Inc.; Covanta SIGC Geothermal Operations, Inc.; Covanta Systems, Inc.; Covanta Wallingford Associates, Inc.; Covanta Waste to Energy, Inc .; Covanta Water Holdings, Inc.; Covanta Water Systems Inc.; Covanta Water Treatment Services, Inc.; ERC Energy II, Inc.; ERC Energy, Inc.; Heber Field Energy II, Inc.; LMI, Inc.; Mammoth Geothermal Company; Mammoth Power Company; Mt. Lassen Power; Pacific Geothermal Company; Pacific Oroville Power, Inc.; Pacific Wood Fuels Company; Pacific Wood Services Company; Three Mountain Operations, Inc.; Burney Mountain Power; Covanta Alexandria/Arlington, Inc.; Covanta Bristol, Inc.; Covanta Fairfax, Inc.; Covanta Haverhill, Inc.; Covanta Indianapolis, Inc; Covanta Marion, Inc.; Covanta Omega Lease, Inc.; Covanta Stanislaus, Inc.; Haverhill Power, Inc.; and Michigan Waste Energy, Inc.


The following Applicants are partnerships: Covanta Hennepin Energy Resource Co., Limited Partnership; Heber Loan Partners; Covanta Honolulu Resource Recovery Venture.

The following Applicants are LLCs: Covanta Operations of Union LLC; Three Mountain Power, LLC.

(b) State or other sovereign power under the laws of which organized.

The following Applicants are organized under the laws of the state of Delaware:
Covanta Energy Corporation; AMOR 14 Corporation; Covanta Acquisition, Inc.; Covanta Bessemer, Inc.; Covanta Cunningham Environmental Support, Inc.; Covanta Energy Americas, Inc.; Covanta Energy Construction, Inc.; Covanta Energy Group, Inc.; Covanta Energy International, Inc.; Covanta Energy Resource Corp.; Covanta Energy Services, Inc; Covanta Energy West, Inc.; Covanta Geothermal Operations Holdings, Inc.; Covanta Geothermal Operations, Inc.; Covanta Heber Field Energy, Inc.; Covanta Hennepin Energy Resource Co., Limited Partnership; Covanta Hydro Energy, Inc.; Covanta Hydro Operations West, Inc.; Covanta Long Island, Inc.; Covanta New Martinsville Hydroelectric Corporation; Covanta Onondaga Operations, Inc.; Covanta Projects, Inc.; Covanta RRS Holdings Inc.; Covanta Secure Services, Inc.; Covanta SIGC Energy, Inc.; Covanta Systems, Inc.; Covanta Waste to Energy, Inc.; Covanta Water Holdings, Inc.; Covanta Water Systems Inc.; Covanta Water Treatment Services Inc.; ERC Energy II, Inc.; ERC Energy, Inc.; Heber Field Energy II, Inc.; Three Mountain Operations, Inc.; Three Mountain Power, LLC; Covanta OPWH, Inc.; Covanta Power Equity Corporation; Covanta Omega Lease, Inc.; and Michigan Waste Energy, Inc.

The following Applicants are organized under the laws of the state of
California: Covanta Imperial Power Services, Inc.; Covanta Oahu Waste Energy Recovery, Inc.; Covanta Power Pacific, Inc.; Covanta Power Plant Operations; Covanta SIGC Energy II, Inc.; Covanta SIGC Geothermal Operations, Inc.; Heber Loan Partners; Mammoth Geothermal Company; Mammoth Power Company; Mt. Lassen Power; Pacific Geothermal Company; Pacific Oroville Power, Inc.; Pacific Wood Fuels Company; Pacific Wood Services Company; Burney Mountain Power; Covanta Stanislaus, Inc.

The following Applicants are organized under the laws of the state of Florida:
Covanta Lee, Inc.; Covanta Hillsborough, Inc.; Covanta Pasco, Inc.

The following Applicants are organized under the laws of the state of
Connecticut: Covanta Mid-Conn., Inc.; Covanta OPW Associates, Inc.; Covanta Wallingford Associates, Inc.; Covanta Bristol, Inc.

The following Applicants are organized under the laws of the state of New
Jersey: Covanta Engineering Services, Inc.; Covanta Plant Services of New Jersey, Inc.; Covanta Operations of Union LLC;

The following Applicants are organized under the laws of the state of
Massachusetts: Covanta Haverhill Properties, Inc.; LMI, Inc.; Covanta Haverhill, Inc.; Haverhill Power, Inc.

The following Applicants are organized under the laws of the state of Virginia:
Covanta Alexandria/Arlington, Inc.; Covanta Fairfax, Inc.

Covanta Hydro Operations, Inc. is organized under the laws of the state of Tennessee; Covanta Kent, Inc. is organized under the laws of the state of Michigan; Covanta Lancaster, Inc. is organized under the laws of the state of Pennsylvania; Covanta Marion Land Corp. and Covanta Marion, Inc. are organized under the laws of the state of Oregon; Covanta Montgomery, Inc. is organized under the laws of the state of Maryland; Covanta New Martinsville Hydro-Operations Corporation is organized under the laws of the state of West Virginia; Covanta Projects of Hawaii, Inc. and Covanta Honolulu Resource Recovery Venture is organized under the laws of the state of Hawaii; Covanta Huntsville, Inc. is organized under the laws of the state of Alabama; and Covanta Indianapolis is organized under the laws of the state of Indiana.

2. Securities Act exemption applicable.

Covanta intends to offer, under the terms and subject to the conditions set forth in the Debtors' Second Joint Reorganization Plan under Chapter 11 of the Bankruptcy Code (as amended, the "Reorganization Plan") and as further described in the Second Disclosure Statement with Respect to Reorganizing Debtors' Second Joint Plan of Reorganization and Liquidating Debtors' Second Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code (as amended, the "Disclosure Statement") and Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code of Covanta and certain of its subsidiaries (collectively, the "Debtors"), copies of which are included as exhibits to this application, the 8.25% Senior Secured Notes due 2011 (the "Secured Notes") and the 7.5% Subordinated Unsecured Notes due 2012 (the "Subordinated Notes" and together with the Secured Notes, the "Notes"). The Guarantors will be guarantors under the Secured Notes, but not the Subordinated Notes. Certain of the Guarantors listed herein may be removed from the list of guarantors under the Secured Notes Indenture at a future date. The Secured Notes will be issued pursuant an indenture to be qualified under this Form T-3 (the "Secured Notes Indenture"), a copy of which is attached as exhibit T3C-1 to this application. The Subordinated Notes will be issued pursuant to an indenture also to be qualified under this Form T-3 (the "Subordinated Notes Indenture"), a copy of which is attached as exhibit T3C-2 to this application.

The Notes and the Guarantees are being offered in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by section 1145 of title 11 of the United States Code, as amended (the "Bankruptcy Code"). Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy reorganization plan from registration under the Securities Act and under equivalent state securities and "blue sky" laws if the following requirements are satisfied: (i) the securities are issued by the debtor (or its successor or an affiliate participating in a joint plan with the debtor) under a reorganization plan; (ii) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property.

The Applicants believe that the offer and exchange of the Notes and the Guarantees under the Reorganization Plan will satisfy such requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, such offer and exchange is exempt from the registration requirements referred to above. Pursuant to the Reorganization Plan, the Secured Notes will be issued to holders of Allowed Class 3 Claims and Allowed Class 6 Claims (both as defined in the Reorganization Plan) in partial satisfaction of their claims against the Debtors. A more complete description of the Secured Notes is provided in the Secured Notes Indenture, which is attached to this application as exhibit T3C-1.

Also pursuant to the Reorganization Plan, the Subordinated Notes will be issued to holders of Allowed Class 4 Claims and Allowed Class 6 Claims (both as defined in the Reorganization Plan) in satisfaction of Allowed Class 4 Claims against the Debtors and in partial satisfaction of Allowed Class 6 Claims against the Debtors. A more complete description of the Subordinated Notes is provided in the Subordinated Notes Indenture, a copy of which is attached as exhibit T3C-2 to this application.


                                  AFFILIATIONS
3. Affiliates.

Set forth below is a list of all current direct and indirect subsidiaries of Covanta. Unless stated otherwise, each subsidiary is wholly owned, directly or indirectly, by Covanta (including the other Applicants). Each of the Applicants is an affiliate of the other Applicants.

Affiliate                                                       Jurisdiction of
                                                                Incorporation
                                                                or Qualification

8309 Tujunga Avenue Corp.                                             California
Alpine Food Products, Inc.                                            Washington
Ambiente 2000 S.r.l (40% owned)                                            Italy
Americana Entertainment N.V. (80% owned)                                   Aruba
AMOR 14 Corporation                                                     Delaware
Bal-Sam India Holdings Limited                                         Mauritius
BDC Liquidating Corporation                                             Delaware
Bouldin Development Corporation                                       California
Burney Mountain Power                                                 California
Cladox International S.A.                                                Uruguay
Covanta Acquisition, Inc.                                               Delaware
Covanta Alexandria/Arlington, Inc.                                      Virginia
Covanta Babylon, Inc.                                                   New York
Covanta Bangladesh Operating Limited                                  Bangladesh
Covanta Bangladesh Technical Services Aps                                Denmark
Covanta Bessemer, Inc.                                                   Florida
Covanta Bristol, Inc.                                                   Virginia
Covanta Cayman (Sahacogen) Ltd.                                   Cayman Islands
Covanta Cayman (Rojana) Ltd.                                      Cayman Islands
Covanta Chinese Investments Limited                                    Mauritius
Covanta Concerts Holdings, Inc.
     (f/k/a The Metropolitan
     Entertainment Co., Inc.) (85% owned)                             New Jersey
Covanta Cunningham Environmental Support, Inc.                          New York
Covanta Energy Americas, Inc.                                           Delaware
Covanta Energy Asia Pacific Limited                                    Hong Kong
Covanta Energy China (Alpha) Ltd.                                      Mauritius
Covanta Energy China (Beta) Ltd.                                       Mauritius
Covanta Energy China (Delta) Ltd.                                      Mauritius
Covanta Energy China (Gamma) Ltd.                                      Mauritius
Covanta Energy Construction, Inc.                                       Delaware
Covanta Energy Europe Ltd.                                        United Kingdom
Covanta Energy Group, Inc.                                              Delaware
Covanta Energy India Investments Ltd.                                  Mauritius
Covanta Energy India (Balaji) Limited                                  Mauritius
Covanta Energy India CBM Limited                                       Mauritius
Covanta Energy India (Samalpatti) Limited                              Mauritius
Covanta Energy India Private Limited                                       India
Covanta Energy International, Inc.                                      Delaware
Covanta Energy Philippines Holdings, Inc.                            Philippines
Covanta Energy Resource Corporation                                     Delaware
Covanta Energy Sao Jeronimo, Inc.                                       Delaware
Covanta Energy Services, Inc.                                           Delaware
Covanta Energy (Thailand) Limited                                       Thailand
Covanta Energy West, Inc.                                               Delaware
Covanta Engineering Services, Inc.                                    New Jersey
Covanta Equity of Alexandria/Arlington, Inc.                            Virginia
Covanta Equity of Stanislaus, Inc.                                    California
Covanta Fairfax, Inc.                                                   Virginia
Covanta Financial Services, Inc.                                        Delaware
Covanta Five Ltd.                                                      Mauritius
Covanta Four Ltd.                                                      Mauritius
Covanta Geothermal Operations Holdings, Inc.                            Delaware
Covanta Geothermal Operations, Inc.                                     Delaware
Covanta Haverhill Associates                                       Massachusetts
Covanta Haverhill, Inc.                                            Massachusetts
Covanta Haverhill Properties, Inc.                                 Massachusetts
Covanta Hennepin Energy Resource Co., L.P.                              Delaware
Covanta Heber Field Energy, Inc.                                        Delaware
Covanta Honolulu Resource Recovery Venture                                Hawaii
Covanta Huntington Limited Partnership                                  Delaware
Covanta Hillsborough, Inc.                                               Florida
Covanta Huntington Resource Recovery
     One Corporation                                                    Delaware
Covanta Huntington Resource Recovery
     Seven Corporation                                                  Delaware
Covanta Huntington, Inc.                                                New York
Covanta Huntsville, Inc.                                                 Alabama
Covanta Hydro Energy, Inc.                                              Delaware
Covanta Hydro Operations West, Inc.                                     Delaware
Covanta Hydro Operations, Inc.                                         Tennessee
Covanta Imperial Power Services, Inc.                                 California
Covanta Indianapolis, Inc.                                               Indiana
Covanta India Operating Private Limited (90% owned)                        India
Covanta Kent, Inc.                                                      Michigan
Covanta Key Largo, Inc.                                                  Florida
Covanta Lake, Inc.                                                       Florida
Covanta Lancaster, Inc.                                             Pennsylvania
Covanta Lee, Inc.                                                        Florida
Covanta Long Island, Inc.                                               New York
Covanta Marion Land Corporation                                           Oregon
Covanta Marion, Inc.                                                      Oregon
Covanta Mid-Conn., Inc.                                              Connecticut
Covanta Montgomery, Inc.                                                Maryland
Covanta New Martinsville Hydroelectric Corporation                      Delaware
Covanta New Martinsville Hydro-Operations Corp                     West Virginia
Covanta Northwest Puerto Rico, Inc.                                  Puerto Rico
Covanta Oahu Waste Energy Recovery, Inc.                              California
Covanta Oil & Gas, Inc.                                                 Delaware
Covanta Omega Lease, Inc.                                               Delaware
Covanta One Limited                                                    Mauritius
Covanta Onondaga Five Corporation                                       Delaware
Covanta Onondaga Four Corporation                                       Delaware
Covanta Onondaga Limited Partnership                                    Delaware
Covanta Onondaga Operations, Inc.                                       Delaware
Covanta Onondaga Three Corporation                                      Delaware
Covanta Onondaga Two Corporation                                        Delaware
Covanta Onondaga, Inc.                                                  New York
Covanta Operations of Union, LLC                                      New Jersey
Covanta OPW Associates, Inc.                                         Connecticut
Covanta OPWH, Inc.                                                      Delaware
Covanta Pasco, Inc.                                                      Florida
Covanta Philippines Operating, Inc.                               Cayman Islands
Covanta Plant Services of New Jersey, Inc.                            New Jersey
Covanta Power Development of Bolivia, Inc.                              Delaware
Covanta Power Development, Inc.                                         Delaware
Covanta Power Equity Corporation                                        Delaware
Covanta Power International Holdings, Inc.                              Delaware
Covanta Power Plant Operations                                        California
Covanta Power Pacific, Inc.                                           California
Covanta Projects of Hawaii, Inc.                                          Hawaii
Covanta Projects of Wallingford, L.P.                                   Delaware
Covanta Projects, Inc.                                                  Delaware
Covanta RRS Holdings Inc.                                               Delaware
Covanta Samalpatti Operating Pvt. Ltd.                                     India
Covanta SBR Associates                                             Massachusetts
Covanta Secure Services USA, Inc.                                       Delaware
Covanta Secure Services, Inc.                                           Delaware
Covanta SIGC Energy, Inc.                                               Delaware
Covanta SIGC Energy II, Inc.                                          California
Covanta SIGC Geothermal Operations, Inc.                              California
Covanta Stanislaus, Inc.                                              California
Covanta Systems, Inc.                                                   Delaware
Covanta Tampa Bay, Inc.                                                  Florida
Covanta Tampa Construction, Inc.                                        Delaware
Covanta Three Limited                                                  Mauritius
Covanta Tulsa, Inc.                                                     Oklahoma
Covanta Two Limited                                                    Mauritius
Covanta Union, Inc.                                                   New Jersey
Covanta Wallingford Associates, Inc.                                 Connecticut
Covanta Warren Energy Resource Co., L.P.                                Delaware
Covanta Waste Solutions, Inc.                                           Delaware
Covanta Waste to Energy of Italy, Inc.                                  Delaware
Covanta Waste to Energy, Inc.                                           Delaware
Covanta Waste to Energy Asia Investments                               Mauritius
Covanta Water Holdings, Inc.                                            Delaware
Covanta Water Systems, Inc.                                             Delaware
Covanta Water Treatment Services, Inc.                                  Delaware
Doggie Diner, Inc.                                                      Delaware
DSS Environmental, Inc. (90% owned)                                     New York
Edison Bataan Cogeneration Corporation                               Philippines
El Gorguel Energia S.L.                                                    Spain
Enereurope Holdings III B.V.                                         Netherlands
ERC Energy II, Inc.                                                     Delaware
ERC Energy, Inc.                                                        Delaware
Estadio Olimpico de Sevilla, S.A. (15.9% owned)                            Spain
Financiere Ogden                                                          France
GBL Power Limited (49% owned)                                              India
Generating Resource Recovery
     Partners, L.P. (50% owned)                                       California
Goa Holdings Limited                                                   Mauritius
Great Eastern Energy Corp Limited (29% owned)                           Thailand
Greenway Insurance Company of Vermont                                    Vermont
Gulf Coast Catering Company, Inc.                                      Louisiana
Haugzhou Linan Ogden-Jinjiang Cogeneration
     Co., Ltd.  (60% owned)                                                China
Haverhill Power, Inc.                                              Massachusetts
Heber Field Energy II, Inc.                                             Delaware
Heber Loan Partners                                                   California
Hidro Operaciones Don Pedro S.A.                                      Costa Rica
Hungarian-American Geothermal
     Limited Liability Company (37.5% owned)                             Hungary
Island Power Corporation (40% owned)                                 Philippines
J.R. Jack's Construction Corporation                                      Nevada
Koma Kulshan Associates (50% owned)                                   California
Lenzar Electro-Optics, Inc.                                             Delaware
LINASA Cogeneracion y Asociados, S.L. (50% owned)                          Spain
LMI, Inc.                                                          Massachusetts
Logistic Operations, Inc.                                               Virginia
Madurai Power Corporation Pvt. Limited (74.8% owned)                       India
Magellan Cogeneration, Inc.                                          Philippines
Mammoth Geothermal Company                                            California
Mammoth Power Associates, L.P.     (50% owned)                        California
Mammoth Power Company                                                 California
Mecaril, S.A.                                                            Uruguay
Menezul, S.A.                                                            Uruguay
Michigan Waste Energy, Inc.                                             Delaware
Modigold, S.A.                                                           Uruguay
Mt. Lassen Power                                                      California
NEPC Consortium Power Limited (45.1% owned)                           Bangladesh
Offshore Food Service, Inc.                                            Louisiana
OFS Equity of Alexandria/Arlington, Inc.                                Virginia
OFS Equity of Babylon, Inc.                                             New York
OFS Equity of Delaware, Inc.                                            Delaware
OFS Equity of Huntington, Inc.                                          New York
OFS Equity of Indianapolis, Inc.                                         Indiana
OFS Equity of Stanislaus, Inc.                                        California
Ogden Aeropuertos RD S.A.
     (f/k/a Paltir, S.A.)                                                Uruguay
Ogden Alimentos Comercio e Servicos Ltda.                                 Brazil
Ogden Allied Abatement and
     Decontamination Service, Inc.                                      New York
Ogden Allied Maintenance Corporation                                    New York
Ogden Allied Payroll Services, Inc.                                     New York
Ogden Allied Services GmbH                                               Germany
Ogden Attractions, Inc.                                                 Delaware
Ogden Aviation Distributing, Inc.                                       New York
Ogden Aviation Fueling Company of Virginia, Inc.                        Delaware
Ogden Aviation Security Services of Indiana                              Indiana
Ogden Aviation Service Company of Colorado                              Colorado
Ogden Aviation Service Company of Pennsylvania, Inc.                Pennsylvania
Ogden Aviation Services International Corporation                       New York
Ogden Aviation Terminal Services, Inc.                             Massachusetts
Ogden Aviation, Inc.                                                    Delaware
Ogden Balaji O&M Services Private
     Limited (99.98% owned)                                                India
Ogden Cargo Spain, Inc.                                                 Delaware
Ogden Central and South America, Inc.                                   Delaware
Ogden Cisco, Inc.                                                       Delaware
Ogden Communication, Inc.                                               Delaware
Ogden Constructors, Inc.                                                 Florida
Ogden do Brasil Participacoes S/C Ltda.                                   Brazil
Ogden Energy of Bongaigaon Private Limited                                 India
Ogden Energy Gulf Limited                                              Mauritius
Ogden Energy India (Bakreshwar) Limited                                Mauritius
Ogden Entertainment Services de Mexico,
     S.A. de C.V. Mexico                                                  Mexico
Ogden Entertainment Services Spain, S.A.                                   Spain
Ogden Environmental and Energy Services Co., Inc.                       Delaware
Ogden Facility Holdings, Inc. Delaware                                  Delaware
Ogden Facility Management Corporation of Anaheim                      California
Ogden Facility Management Corporation
     of West Virginia                                              West Virginia
Ogden Film and Theatre, Inc.                                            Delaware
Ogden Firehole Entertainment Corporation                                Delaware
Ogden Food Service Corporation of Milwaukee, Inc.                      Wisconsin
Ogden Gaming of Ontario Limited                                           Canada
Ogden HCI Services (60% owned)                                        Washington
Ogden Holdings, S.A.                                                   Argentina
Ogden International Europe, Inc.                                        Delaware
Ogden Leisure, Inc.                                                     Delaware
Ogden Logistic Service                                                  Maryland
Ogden Management Services, Inc.                                         Delaware
Ogden Martin Systems of Nova Scotia Limited                               Canada
Ogden MEI, LLC                                                          Delaware
Ogden New York Services, Inc.                                           New York
Ogden Palladium Services, Inc.                                            Canada
Ogden Pipeline Service Corporation                                      Delaware
Ogden Power Aqua y Energia Torre
     Pacheco, S.A. (83.3% owned)                                           Spain
Ogden Power Development - Cayman, Inc.                            Cayman Islands
Ogden PS&M Entertainment Limited (50% owned)                              Brazil
Ogden Services Corporation                                              Delaware
Ogden Spain, S.A.                                                          Spain
Ogden Support Services, Inc.                                            Delaware
Ogden Taiwan Investments Limited                                       Mauritius
Ogden Technology Services Corporation                                   Delaware
Ogden Transition Corporation                                            Delaware
Olmec Insurance Limited                                                  Bermuda
OPDB Limited                                                      Cayman Islands
Operaciones LICA S.L.                                                      Spain
OPI Carmona Limited                                               Cayman Islands
OPI Carmona One Limited                                           Cayman Islands
OPI Quezon, Inc.                                                        Delaware
PA Aviation Fuel Holdings, Inc.                                         Delaware
Pacific Energy Operating Group, LP (50% owned)                        California
Pacific Energy Resources, Inc.                                        California
Pacific Geothermal Company                                            California
Pacific Hydropower Company                                            California
Pacific Oroville Power, Inc.                                          California
Pacific Recovery Corporation                                          California
Pacific Wood Fuels Company                                            California
Pacific Wood Services Company                                         California
Pacific Ultrapower Chinese Station (50% owned)                        California
Parque Isla Magica, S.A. (26.12% owned)                                    Spain
Penstock Power Company                                                California
Philadelphia Fuel Facilities Corporation                            Pennsylvania
Power Operations and Maintenance Ltd                                     Bermuda
Prima S.r.l. (13% owned)                                                   Italy
Quezon Equity Funding Ltd. (27.5% owned)                          Cayman Islands
Quezon Power, Inc. (27.5% owned)                                  Cayman Islands
Quezon Power (Philippines) Limited (98% owned)                       Philippines
Rent LLC (.01% owned)                                                   New York
Samalpatti Power Company Private Limited (60% owned)                       India
SJ Investors Participacoes Ltda. (90% owned)                              Brazil
South Fork II Associates, LP (50% owned)                              Washington
Spectra Enterprises Association, L.P.                                   Delaware
Taixing Ogden-Yanjiang Cogeneration
     Co., Limited (60% owned)                                              China
Three Mountain Power, LLC                                               Delaware
Three Mountain Operations, Inc.                                         Delaware
Zibo Ogden-Bohui Cogeneration Co. Limited (60% owned)                      China

Set forth below is a list of all direct and indirect subsidiaries of Covanta to exist upon consummation of the Reorganization Plan. Unless stated otherwise, each subsidiary will be wholly owned, directly or indirectly, by Covanta (including the other Applicants) and Covanta will be wholly owned by Danielson Holding Corporation ("DHC").

Affiliate                                                       Jurisdiction of
                                                                Incorporation or
                                                                   Qualification

8309 Tujunga Avenue Corp.                                             California
Ambiente 2000 S.r.l (40% owned)                                            Italy
Americana Entertainment N.V. (80% owned)                                   Aruba
AMOR 14 Corporation                                                     Delaware
Bal-Sam India Holdings Limited                                         Mauritius
Bouldin Development Corporation                                       California
Burney Mountain Power                                                 California
Cladox International S.A.                                                Uruguay
Covanta Acquisition, Inc.                                               Delaware
Covanta Alexandria/Arlington, Inc.                                      Virginia
Covanta Babylon, Inc.                                                   New York
Covanta Bangladesh Operating Limited                                  Bangladesh
Covanta Bangladesh Technical Services Aps                                Denmark
Covanta Bessemer, Inc.                                                   Florida
Covanta Bristol, Inc.                                                   Virginia
Covanta Cayman (Sahacogen) Ltd.                                   Cayman Islands
Covanta Cayman (Rojana) Ltd.                                      Cayman Islands
Covanta Chinese Investments Limited                                    Mauritius
Covanta Cunningham Environmental Support, Inc.                          New York
Covanta Energy Americas, Inc.                                           Delaware
Covanta Energy Asia Pacific Limited                                    Hong Kong
Covanta Energy China (Alpha) Ltd.                                      Mauritius
Covanta Energy China (Beta) Ltd.                                       Mauritius
Covanta Energy China (Delta) Ltd.                                      Mauritius
Covanta Energy China (Gamma) Ltd.                                      Mauritius
Covanta Energy Construction, Inc.                                       Delaware
Covanta Energy Europe Ltd.                                        United Kingdom
Covanta Energy Group, Inc.                                              Delaware
Covanta Energy India Investments Ltd.                                  Mauritius
Covanta Energy India (Balaji) Limited                                  Mauritius
Covanta Energy India CBM Limited                                       Mauritius
Covanta Energy India (Samalpatti) Limited                              Mauritius
Covanta Energy India Private Limited                                       India
Covanta Energy International, Inc.                                      Delaware
Covanta Energy Philippines Holdings, Inc.                            Philippines
Covanta Energy Resource Corporation                                     Delaware
Covanta Energy Services, Inc.                                           Delaware
Covanta Energy (Thailand) Limited                                       Thailand
Covanta Energy West, Inc.                                               Delaware
Covanta Engineering Services, Inc.                                    New Jersey
Covanta Equity of Alexandria/Arlington, Inc.                            Virginia
Covanta Equity of Stanislaus, Inc.                                    California
Covanta Fairfax, Inc.                                                   Virginia
Covanta Five Ltd.                                                      Mauritius
Covanta Four Ltd.                                                      Mauritius
Covanta Geothermal Operations Holdings, Inc.                            Delaware
Covanta Geothermal Operations, Inc.                                     Delaware
Covanta Haverhill Associates                                       Massachusetts
Covanta Haverhill, Inc.                                            Massachusetts
Covanta Haverhill Properties, Inc.                                 Massachusetts
Covanta Hennepin Energy Resource Co., L.P.                              Delaware
Covanta Heber Field Energy, Inc.                                        Delaware
Covanta Honolulu Resource Recovery Venture                                Hawaii
Covanta Huntington Limited Partnership                                  Delaware
Covanta Hillsborough, Inc.                                               Florida
Covanta Huntington Resource Recovery
     One Corporation                                                    Delaware
Covanta Huntington Resource Recovery
     Seven Corporation                                                  Delaware
Covanta Huntsville, Inc.                                                 Alabama
Covanta Hydro Energy, Inc.                                              Delaware
Covanta Hydro Operations West, Inc.                                     Delaware
Covanta Hydro Operations, Inc.                                         Tennessee
Covanta Imperial Power Services, Inc.                                 California
Covanta Indianapolis, Inc.                                               Indiana
Covanta India Operating Private Limited (90% owned)                        India
Covanta Kent, Inc.                                                      Michigan
Covanta Lake, Inc.                                                       Florida
Covanta Lancaster, Inc.                                             Pennsylvania
Covanta Lee, Inc.                                                        Florida
Covanta Long Island, Inc.                                               New York
Covanta Marion Land Corporation                                           Oregon
Covanta Marion, Inc.                                                      Oregon
Covanta Mid-Conn., Inc.                                              Connecticut
Covanta Montgomery, Inc.                                                Maryland
Covanta New Martinsville Hydroelectric Corporation                      Delaware
Covanta New Martinsville Hydro-Operations
     Corporation                                                   West Virginia
Covanta Oahu Waste Energy Recovery, Inc.                              California
Covanta Omega Lease, Inc.                                               Delaware
Covanta One Limited                                                    Mauritius
Covanta Onondaga Five Corporation                                       Delaware
Covanta Onondaga Four Corporation                                       Delaware
Covanta Onondaga Limited Partnership                                    Delaware
Covanta Onondaga Operations, Inc.                                       Delaware
Covanta Onondaga Three Corporation                                      Delaware
Covanta Onondaga Two Corporation                                        Delaware
Covanta Onondaga, Inc.                                                  New York
Covanta Operations of Union, LLC                                      New Jersey
Covanta OPW Associates, Inc.                                         Connecticut
Covanta OPWH, Inc.                                                      Delaware
Covanta Pasco, Inc.                                                      Florida
Covanta Philippines Operating, Inc.                               Cayman Islands
Covanta Plant Services of New Jersey, Inc.                            New Jersey
Covanta Power Development of Bolivia, Inc.                              Delaware
Covanta Power Development, Inc.                                         Delaware
Covanta Power Equity Corporation                                        Delaware
Covanta Power International Holdings, Inc.                              Delaware
Covanta Power Plant Operations                                        California
Covanta Power Pacific, Inc.                                           California
Covanta Projects of Hawaii, Inc.                                          Hawaii
Covanta Projects of Wallingford, L.P.                                   Delaware
Covanta Projects, Inc.                                                  Delaware
Covanta RRS Holdings Inc.                                               Delaware
Covanta Samalpatti Operating Pvt. Ltd.                                     India
Covanta SBR Associates                                             Massachusetts
Covanta Secure Services, Inc.                                           Delaware
Covanta SIGC Energy, Inc.                                               Delaware
Covanta SIGC Energy II, Inc.                                          California
Covanta SIGC Geothermal Operations, Inc.                              California
Covanta Stanislaus, Inc.                                              California
Covanta Systems, Inc.                                                   Delaware
Covanta Tampa Bay, Inc.                                                  Florida
Covanta Tampa Construction, Inc.                                        Delaware
Covanta Three Limited                                                  Mauritius
Covanta Two Limited                                                    Mauritius
Covanta Union, Inc.                                                   New Jersey
Covanta Wallingford Associates, Inc.                                 Connecticut
Covanta Warren Energy Resource Co., L.P.                                Delaware
Covanta Waste to Energy of Italy, Inc.                                  Delaware
Covanta Waste to Energy, Inc.                                           Delaware
Covanta Waste to Energy Asia Investments                               Mauritius
Covanta Water Holdings, Inc.                                            Delaware
Covanta Water Systems, Inc.                                             Delaware
Covanta Water Treatment Services, Inc.                                  Delaware
DSS Environmental, Inc. (90% owned)                                     New York
Edison Bataan Cogeneration Corporation                               Philippines
El Gorguel Energia S.L.                                                    Spain
Enereurope Holdings III B.V.                                         Netherlands
ERC Energy II, Inc.                                                     Delaware
ERC Energy, Inc.                                                        Delaware
Estadio Olimpico de Sevilla, S.A. (15.9% owned)                            Spain
Financiere Ogden                                                          France
GBL Power Limited (49% owned)                                              India
Generating Resource Recovery Partners,
     L.P. (50% owned)                                                 California
Goa Holdings Limited                                                   Mauritius
Great Eastern Energy Corporation Limited (29% owned)                    Thailand
Greenway Insurance Company of Vermont                                    Vermont
Haugzhou Linan Ogden-Jinjiang Cogeneration
     Co., Ltd.  (60% owned)                                                China
Haverhill Power, Inc.                                              Massachusetts
Heber Field Energy II, Inc.                                             Delaware
Heber Loan Partners                                                   California
Hidro Operaciones Don Pedro S.A.                                      Costa Rica
Hungarian-American Geothermal
Limited Liability Company (37.5% owned)                                  Hungary
Island Power Corporation (40% owned)                                 Philippines
Koma Kulshan Associates (50% owned)                                   California
LINASA Cogeneracion y Asociados, S.L. (50% owned)                          Spain
LMI, Inc.                                                          Massachusetts
Madurai Power Corporation Pvt. Limited (74.8% owned)                       India
Magellan Cogeneration, Inc.                                          Philippines
Mammoth Geothermal Company                                            California
Mammoth Pacific, L.P. (50% owned)                                     California
Mammoth Power Associates, L.P.     (50% owned)                        California
Mammoth Power Company                                                 California
Mecaril, S.A.                                                            Uruguay
Menezul, S.A.                                                            Uruguay
Michigan Waste Energy, Inc.                                             Delaware
Modigold, S.A.                                                           Uruguay
Mt. Lassen Power                                                      California
NEPC Consortium Power Limited (45.1% owned)                           Bangladesh
Ogden Aeropuertos RD S.A.
     (f/k/a Paltir, S.A.)                                                Uruguay
Ogden Alimentos Comercio e Servicos Ltda.                                 Brazil
Ogden Allied Services GmbH                                               Germany
Ogden Balaji O&M Services Private
     Limited (99.98% owned)                                                India
Ogden do Brasil Participacoes S/C Ltda.                                   Brazil
Ogden Energy of Bongaigaon Private Limited                                 India
Ogden Energy Gulf Limited                                              Mauritius
Ogden Energy India (Bakreshwar) Limited                                Mauritius
Ogden Entertainment Services de Mexico,
     S.A. de C.V.                                                         Mexico
Ogden Entertainment Services Spain, S.A.                                   Spain
Ogden Gaming of Ontario Limited                                           Canada
Ogden HCI Services (60% owned)                                        Washington
Ogden Holdings, S.A.                                                   Argentina
Ogden Logistic Service                                                  Maryland
Ogden Martin Systems of Nova Scotia Limited                               Canada
Ogden MEI, LLC                                                          Delaware
Ogden Palladium Services, Inc.                                            Canada
Ogden Power Aqua y Energia Torre
     Pacheco, S.A. (83.3% owned)                                           Spain
Ogden Power Development - Cayman, Inc.                            Cayman Islands
Ogden PS&M Entertainment Limited (50% owned)                              Brazil
Ogden Spain, S.A.                                                          Spain
Ogden Taiwan Investments Limited                                       Mauritius
Olmec Insurance Limited                                                  Bermuda
OPDB Limited                                                      Cayman Islands
Operaciones LICA S.L.                                                      Spain
OPI Carmona Limited                                               Cayman Islands
OPI Carmona One Limited                                           Cayman Islands
OPI Quezon, Inc.                                                        Delaware
Pacific Energy Operating Group, LP (50% owned)                        California
Pacific Energy Resources, Inc.                                        California
Pacific Geothermal Company                                            California
Pacific Hydropower Company                                            California
Pacific Oroville Power, Inc.                                          California
Pacific Recovery Corporation                                          California
Pacific Wood Fuels Company                                            California
Pacific Wood Services Company                                         California
Pacific Ultrapower Chinese Station (50% owned)                        California
Parque Isla Magica, S.A. (26.12% owned)                                    Spain
Penstock Power Company                                                California
Power Operations and Maintenance Ltd                                     Bermuda
Prima S.r.l. (13% owned)                                                   Italy
Quezon Equity Funding Ltd. (27.5% owned)                          Cayman Islands
Quezon Power, Inc. (27.5% owned)                                  Cayman Islands
Quezon Power (Philippines) Limited (98% owned)                       Philippines
Rent LLC (.01% owned)                                                   New York
Samalpatti Power Company Private Limited (60% owned)                       India
SJ Investors Participacoes Ltda. (90% owned)                              Brazil
Spectra Enterprises Association, L.P.                                   Delaware
South Fork II Associates, LP (50% owned)                              Washington
Taixing Ogden-Yanjiang Cogeneration
     Co., Limited (60% owned)                                              China
Three Mountain Power, LLC                                               Delaware
Three Mountain Operations, Inc.                                         Delaware
Zibo Ogden-Bohui Cogeneration Co. Limited (60% owned)                      China

                                         MANAGEMENT AND CONTROL

4. Directors and executive officers.


The following lists set forth the names of and all offices held by all current executive officers and directors (as defined in Sections 303(5) and 303(6), respectively, of the Trust Indenture Act of 1939 (the "TIA")) of the Applicants. The mailing address for all executive officers and directors listed herein is c/o Covanta Energy Corporation, 40 Lane Road, Fairfield, NJ 07004.

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Corporation:

Directors: George L. Farr; Anthony J. Bolland; Norman G. Einspruch; Jeffrey F. Friedman; Veronica M. Hagen; Scott Mackin; Craig G. Matthews; Homer A. Neal; Robert E. Smith; Joseph A. Tato; Helmut F.O. Volcker; Robert Womack

President and Chief Executive Officer: Anthony J. Orlando

General Counsel and Secretary: Jeffrey R. Horowitz

Executive and Senior Vice Presidents: John M. Klett; Paul B. Clements; Stephen
M. Gansler; Seth Myones; Scott W. Whitney

Vice Presidents: Louis M. Walters; Timothy J. Simpson

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of AMOR 14 Corporation:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Acquisition, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Scott Whitney

Vice Presidents: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Bessemer, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: W. John Phillips

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Cunningham Environmental Support,
Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Seth Myones; Richard Sandner

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Americas, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Construction, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate;
 Dale Daileader; Scott Whitney

Vice Presidents: Vincent Bolognini

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Group, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Paul Clements; Lynde Coit;
Jeffrey R. Horowitz; Stephen Gansler; John Klett

Vice Presidents: William P. Crowley; Louis M. Walters; Gary Perusse; Timothy Simpson

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy International, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Paul Clements; Jeffrey R. Horowitz; John Klett; William Goldate; Dale Daileader; Scott Whitney

Vice Presidents: Oliver Cruz

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Resource Corp.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Richard Lage; Seth Myones; Derek Porter; Gary Thein; Richard Sandner; Steven Swanson; Amy Wolfe

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy Services, Inc:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Seth Myones

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Energy West, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: Jeffrey R. Horowitz; John Klett; William Goldate; Dale Daileader; Vincent Bolognini;Scott Whitney

Vice Presidents: Richard Dyer, Jr.; Clifford Chong; James Michelsen

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Engineering Services, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; Scott Whitney

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Geothermal Operations Holdings,
Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Vincent Bolognini; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Geothermal Operations, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: Dale Daileader

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Haverhill Properties, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Clerk: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Heber Field Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Dailander; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffery R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Hillsborough, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Stephen Bass; Seth Myones; Gary Thein; Brad Crispell

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Huntsville, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Gary Thein; Seth Myones; Steven Swanson; Amy Wolfe

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Hydro Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Hydro Operations West, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Steven Swanson; Amy Wolfe

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Hydro Operations, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Imperial Power Services, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Kent, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney Vice Presidents: Gary Thein; Seth Myones; Stephen Bass; Brad Crispell

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Lancaster, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Gary Thein; Richard Sandner; Richard Lage; Seth Myones

Secretary: Jeffery Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Lee, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Stephen Bass; Gary Thein; Seth Myones; Brad Crispell

Secretary: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Long Island, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Jeffrey R. Horowitz

Treasurer: Louis M. Walters

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Marion Land Corp.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Amy Wolfe; Steven Swanson; Gary Thein; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffery Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Mid-Conn., Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: C. Thomas Rantas; Gary Thein; Theodore Hoefler; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Montgomery, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: C. Thomas Rantas; Gary Thein; Theodore Hoefler; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta New Martinsville Hydroelectric
Corporation:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta New Martinsville Hydro-Operations
Corporation:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Oahu Waste Energy Recovery, Inc:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; Scott Whitney

Vice Presidents: Steven Swanson; Amy Wolfe; Seth Myones; Gary Thein

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Onondaga Operations, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Operations of Union LLC:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Richard Lage; Richard Sandner; Gary Thein; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffery Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta OPW Associates, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta OPWH, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; Scott Whitney

Vice Presidents: Richard Lage; Gary Thein; Richard Sandner; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Pasco, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Stephen Bass; Gary Thein; Seth Myones; Brad Crispell

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Plant Services of New Jersey, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Seth Myones

                          Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Power Equity Corporation:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Power Pacific, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr., Steven Swanson; Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Power Plant Operations:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: John Klett; William Goldate; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr., Steven Swanson; Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffery R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Projects of Hawaii, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Steven Swanson; Amy Wolfe; Gary Thein; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Projects, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Jeffrey R. Horowitz; William Goldate; John Klett; Giuseppe Aldina; Patrick Collins;
Dale Daileader; Timothy Simpson; Scott Whitney

Vice Presidents: Brian Bahor; Sheila Bilder; Leon Brasowski; Wililam Crowley; Stephen Gansler; Robert Graham; Seth Myones; Mary Neyhard; Andrew Rittner; James Schneider; Nancy Tammi; Louis Walters; Peter Wasiowich, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta RRS Holdings Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Stephen Bass; Theodore Hoefler; Amy Wolfe; Cary Thein; Brad Crispell; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Secure Services, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Matthew Mulcahy; Scott Whitney

Vice Presidents: Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta SIGC Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta SIGC Energy II, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta SIGC Geothermal Operations, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vicent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Systems, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; Jeffrey Hahn; William Goldate; Zenon Semanyshyn; Scott Whitney

Vice Presidents: Stephen Bass; Theodore Hoefler; Richard Lage; C. Thomas Rantas; Amy Wolfe; Steven Swanson; Scott Cooperman; Gary Thein; Richard Sandner;
Beth Hurley; Seth Myones; Brad Crispell

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Wallingford Associates, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Waste to Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; Jeffrey Hahn; William Goldate; Scott Whitney

Vice Presidents: Stephen Bass; Richard Lage; Theodore Hoefler; C. Thomas Rantas; Amy Wolfe; Steven Swanson; Scott Cooperman; Gary Thein; Richard Sandner;
Beth Hurley; Seth Myones; Zenon Semanyshyn; Brad Crispell

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Water Holdings, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: W. John Phillips

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Water Systems Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: W. John Phillips

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Water Treatment Services Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of ERC Energy II, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of ERC Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Heber Field Energy II, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Scott Whitney

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of LMI, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Timothy Simpson; Scott Whitney

Vice Presidents: Seth Myones

Treasurer: Louis M. Walters

Clerk: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Mammoth Geothermal Company:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Mammoth Power Company:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Mt. Lassen Power:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr., Steven Swanson; Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Pacific Geothermal Company:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Pacific Oroville Power, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr., Steven Swanson; Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Pacific Wood Fuels Company:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.; Steven Swanson, Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffery R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Pacific Wood Services Company:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.; Steven Swanson, Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffery R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Three Mountain Operations, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Three Mountain Power, LLC:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and Chief Operating Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Dale Daileader; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr.

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Burney Mountain Power:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer: Anthony J. Orlando

President: Paul Clements

Executive and Senior Vice Presidents: William Goldate; John Klett; Vincent Bolognini; Scott Whitney

Vice Presidents: Richard Dyer, Jr., Steven Swanson; Amy Wolfe

Treasurer: Louis M. Walters

Secretary: Jeffery R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Alexandria/Arlington, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: C. Thomas Rantas; Gary Thein; Theodore Hoefler; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Bristol, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Fairfax, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: C. Thomas Rantas; Gary Thein; Theodore Hoefler; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Haverhill, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; Timothy Simpson; John Klett; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Clerk: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Indianapolis, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Gary Thein; Seth Myones; Richard Sandner; Richard Lage

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Marion, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Amy Wolfe; Steven Swanson; Gary Thein; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Omega Lease, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Timothy Simpson; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz


The following sets forth the names of and all offices currently held by all executive officers and directors of Covanta Stanislaus, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John Klett; William Goldate; Scott Whitney

Vice Presidents: Amy Wolfe; Steven Swanson; Gary Thein; Seth Myones

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Haverhill Power, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Timothy Simpson; Scott Whitney

Vice Presidents: Theodore Hoefler; Gary Thein; Seth Myones; C. Thomas Rantas

Treasurer: Louis M. Walters

Clerk: Jeffery R. Horowitz

The following sets forth the names of and all offices currently held by all executive officers and directors of Michigan Waste Energy, Inc.:

Directors: Anthony J. Orlando, Jeffrey R. Horowitz and Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: William Goldate; John Klett; Scott Whitney

Vice Presidents: Stephen Bass; Gary Thein; Seth Myones; Brad Crispell

Treasurer: Louis M. Walters

Secretary: Jeffrey R. Horowitz

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta as of the effective date of the reorganization.

Directors: Anthony J. Orlando; Philip Tinkler; Joseph P. Sullivan

President and Chief Executive Officer: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney; Steve M. Gansler;
Jeffrey R. Horowitz; Paul B. Clements

Vice President: Gary D. Perusse; William C. Goldate; William P. Crowley; Louis M. Walters; Louis M. Walters

Treasurer: Louis M. Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of AMOR 14 Corporation, Covanta New Martinsville Hydroelectric Corporation, Covanta New Martinsville
Hydro-Operations Corp., Covanta Secure Services, Inc. Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc., Mammoth Geothermal Company, Mammoth Power Company, and Pacific Geothermal Company as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney; Steve M. Gansler; Jeffrey R. Horowitz; Paul B. Clements

Vice President: Gary D. Perusse; William C. Goldate; William P. Crowley; Louis M. Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Geothermal Operations Holdings, Inc., Covanta Energy Services, Inc., Covanta Power Equity Corp., Three Mountain Power, LLC, Heber Field Energy II, Inc., Three Mountain Operations, Inc., ERC Energy II, Inc., ERC Energy, Inc., Covanta Water Treatment Services, Inc., Covanta SIGC Geothermal Operations, Inc., Covanta Onondaga Operations, Inc., Covanta New Martinsville Hydro-Operations Corp., Covanta Imperial Power Services, Inc., Covanta Long Island, Inc., Covanta Hydro Operations, Inc., Covanta Hydro Energy, Inc., Covanta Geothermal Operations, Inc., Covanta Heber Field Energy, Inc., Covanta Plant Services of New Jersey, Inc., Covanta Energy Construction, Inc., Covanta Engineering Services, Inc., and Covanta Acquisition, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Seth Myones; Scott W. Whitney; Steve M. Gansler

Vice President: Gary D. Perusse; William C. Goldate; William P. Crowley

Treasurer: Louis M. Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Power Plant Operations, Covanta Power Pacific, Inc., Mt. Lassen Power, Pacific Oroville Power, Inc., Pacific Wood Fuels Company, Pacific Wood Services Company, Covanta Hydro Operations West, Inc., Covanta Marion Land Corp., Covanta Projects of Hawaii, Inc., Covanta Huntsville, Inc., Covanta Oahu Waste Energy Recovery, Inc., Burney Mountain Power, Covanta Marion, Inc. and Covanta Stanislaus, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate;
Giuseppe J. Aldina; Steven J. Swanson; Amy Wolfe

Treasurer: Louis M. Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Kent, Inc., Covanta Hillsborough, Inc., Covanta Pasco, Inc., and Covanta Lee, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate; Louis M. Walters; Giuseppe J. Aldina; Oscar Allen; Brad Crispell

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Systems, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney; Steve M. Gansler

Vice Presidents: Gary D. Perusse; William C. Goldate; William P. Crowley; Louis
M. Walters; Nancy Tammi; Sheila T. Bilder; Stan L. Spech; Robert L. Graham; Joseph R. Treshler; W. John Phillips; Matthew R. Mulcahy; Beth Hurley; Zenon Semanyshyn; Gary Thein; Guiseppe J. Aldina; Stephen H. Bass

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Bessemer, Inc. and Michigan Waste Energy, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate; Louis M. Walters; Giuseppe J. Aldina; Oscar Allen; Brad Crispell

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Energy Resource Corp. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate; Louis M. Walters; Giuseppe J. Aldina; Richard T. Lage; Richard Sandner; Steven J. Swanson;
Amy Wolfe

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Mid-Conn, Inc., Covanta Montgomery, Inc., Covanta Wallingford Associates, Inc., Covanta OPW Associates, Inc., LMI, Inc., Covanta Haverhill Properties, Inc., Covanta Alexandria/Arlington, Inc., Covanta Bristol, Inc., Covanta Fairfax, Inc., Covanta Haverhill, Inc., Covanta Omega Lease, Inc., and Haverhill Power, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate; Louis M. Walters; Giuseppe J. Aldina; Theodore Hoefler; C. Thomas Rantas

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Energy Group, Inc., Covanta Projects, Inc., Covanta Waste to Energy, Inc., Covanta Energy Americas, Inc., Covanta Water Holdings, Inc., Covanta Water Systems, Inc., Covanta RRS Holdings, Inc., Covanta Energy International, Inc., and Covanta Energy West, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney; Steve M. Gansler

Vice Presidents: Gary D. Perusse; William C. Goldate; William P. Crowley; Louis M. Walters; Nancy Tammi; Sheila T. Bilder; Stan L. Spech;
Robert L. Graham; Joseph R. Treshler; W. John Phillips; Matthew R. Mulcahy; Beth Hurley; Zenon Semanyshyn; Gary Thein; Guiseppe J. Aldina

Treasurer: Lou Walters

The following sets forth the names of and all offices to be held by all executive officers and directors of Covanta Lancaster, Inc., Covanta Operations of Union LLC, Covanta OPWH, Inc., Covanta Cunningham Environmental Support, Inc., and Covanta Indianapolis, Inc. as of the effective date of the reorganization.

Directors: Anthony J. Orlando; John M. Klett; Timothy J. Simpson

Chief Executive Officer and President: Anthony J. Orlando

Executive and Senior Vice Presidents: John M. Klett; Timothy J. Simpson; Seth Myones; Scott W. Whitney

Vice Presidents: Gary Thein; Beth Hurley; William C. Goldate; Louis M. Walters; Giuseppe J. Aldina; Richard T. Lage; Richard Sandner

Treasurer: Lou Walters

5. Principal owners of voting securities.

As of the date of this application, Covanta believes that no person owns 10% or more of Covanta's voting securities. Upon consummation of the Reorganization Plan, DHC will own 100% of the voting securities of Covanta. DHC's mailing address is 2 North Riverside Plaza, Suite 600, Chicago, IL 60606.

The following chart shows the principal owners of voting securities of the Guarantors as of the date of this application. It is currently anticipated that the information on the following chart will not change upon consummation of the Reorganization Plan. The mailing address for each owner listed below is c/o Covanta Energy Corporation, 40 Lane Road, Fairfield, NJ 07004.

 -------------------------- --------------------------------------- ------------------------------ -------------------------------
       Name of Owner(s)                Title of Class Owned                   Amount Owned                Percentage of Voting
                                                                                                            Securities Owned
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta SIGC Energy Inc.      Common Stock of AMOR 14              100%                          100%
                                 Corporation
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Water Systems,        Common Stock of Covanta              100%                          100%
   Inc.                          Acquisition, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Water Systems,        Common Stock of Covanta              100%                          100%
   Inc.                          Bessemer, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Acquisition,          Common Stock of Covanta              100%                          100%
   Inc.                          Cunningham
                                 Environmental Support
                                 Services, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy West,          Common Stock of Covanta Energy       100%                          100%
   Inc.                          Americas, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy                Common Stock of Covanta Energy       100%                          100%
   Americas, Inc.                Construction, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy                Common Stock of Covanta Energy       100%                          100%
   Corporation                   Group, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Projects, Inc.        Common Stock of Covanta Energy       100%                          100%
                                 International, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to              Common Stock of Covanta Energy       100%                          100%
   Energy, Inc.                  Resource Corp.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to              Common Stock of Covanta Energy       100%                          100%
   Energy, Inc.                  Services, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy                Common Stock of Covanta Energy       100%                          100%
   International, Inc.           West, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.         Common Stock of Covanta              100%                          100%
                                 Engineering Services, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy                Common Stock of Covanta              100%                          100%
   Americas, Inc.                Geothermal Operations Holdings,
                                 Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy                Common Stock of Covanta              100%                          100%
   Americas, Inc.                Geothermal Operations, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.         Common Stock of Covanta              100%                          100%
                                 Haverhill Properties, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Equity          Common Stock of Covanta Heber        100%                          100%
   Corporation                   Field Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy Resource      Partnership Interests in Covanta        Covanta Energy Resource        Covanta Energy Resource
   Corp.                        Hennepin Energy Resource Co.,          Corp. owns 99% as General      Corp. owns 99% as General
                                Limited Partnership                             Partner                        Partner
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Hillsborough, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Huntsville, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Equity         Common Stock of Covanta Hydro         100%                          100%
   Corporation                  Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Hydro         100%                          100%
   Americas, Inc.               Operations
                                West, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Hydro         100%                          100%
   Americas, Inc.               Operations, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Imperial      100%                          100%
   Americas, Inc.               Power
                                Services, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Kent, Inc.    100%                          100%
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Lancaster, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Lee, Inc.     100%                          100%
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Long          100%                          100%
                                Island, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Marion        100%                          100%
                                Land Corp.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta RRS Holdings,        Common Stock of Covanta Mid-Conn,     100%                          100%
   Inc.                         Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Montgomery, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Equity         Common Stock of Covanta New           100%                          100%
   Corporation                  Martinsville
                                Hydroelectric Corporation
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta New           100%                          100%
   Americas, Inc.               Martinsville Hydro-Operations
                                Corporation
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta RRS Holdings,        Common Stock of Covanta Oahu          100%                          100%
   Inc.                         Waste Energy
                                Recovery Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Onondaga      100%                          100%
                                Operations, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Projects, Inc.       Equity Interests in Covanta           Covanta Projects, Inc.        Covanta Projects, Inc. owns
                                Operations of Union, LLC              owns 99% as Managing Member   99% as Managing Member
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta OPW           100%                          100%
   Energy, Inc.                 Associates, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta OPWH, Inc.    100%                          100%
   Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Pasco,        100%                          100%
                                Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Plant         100%                          100%
   Services, Inc.               Services of New Jersey, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Power         100%                          100%
   Americas, Inc.               Equity
                                Corporation
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta Power         100%                          100%
   Americas, Inc.               Pacific, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Covanta Power         100%                          100%
   Inc.                         Plant
                                Operations
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta RRS Holdings,        Common Stock of Covanta Projects      100%                          100%
   Inc.                         of Hawaii, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy Group,        Common Stock of Covanta Projects,     100%                          100%
   Inc.                         Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta RRS           100%                          100%
   Energy, Inc.                 Holdings Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta Secure        100%                          100%
   Energy, Inc.                 Services, Inc
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta SIGC          100%                          100%
   Americas, Inc.               Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta SIGC          100%                          100%
   Americas, Inc.               Energy II, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Covanta SIGC          100%                          100%
   Americas, Inc.               Geothermal
                                Operations, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta Systems,      100%                          100%
   Energy, Inc.                 Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Waste to             Common Stock of Covanta               100%                          100%
   Energy, Inc.                 Wallingford Associates, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Projects, Inc.       Common Stock of Covanta Waste to      100%                          100%
                                Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Projects, Inc.       Common Stock of Covanta Water         100%                          100%
                                Holdings, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Water Holdings,      Common Stock of Covanta Water         100%                          100%
   Inc.                         Systems, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Water Holdings,      Common Stock of Covanta Water         100%                          100%
   Inc.                         Treatment
                                Services, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Equity         Common Stock of ERC Energy II,        100%                          100%
   Corporation                  Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power                Common Stock of ERC Energy, Inc.      100%                          100%
   International Holdings,
   Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Equity         Common Stock of Heber Field           100%                          100%
   Corporation                  Energy II, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   ERC Energy Inc. and ERC      Partnership Interests in Heber        ERC Energy Inc. owns 50%      ERC Energy, Inc. owns a 50%
   Energy II, Inc.              Loan Partners                         as General Partner            GP interest;
                                                                                                    ERC Energy II, Inc. owns a
                                                                      ERC Energy II, Inc. owns      50% GP interest.
                                                                      50% as General Partner
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Haverhill Power, Inc.        Common Stock of LMI, Inc.             100%                          100%
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Mammoth               100%                          100%
   Inc.                         Geothermal Company
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Mammoth Power         100%                          100%
   Inc.                         Company
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta                      Common Stock of Mt. Lassen Power      100%                          100%
   Power International
   Holdings, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Pacific               100%                          100%
   Inc.                         Geothermal Company
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Pacific Oroville      100%                          100%
   Inc.                         Power, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Pacific Wood          100%                          100%
   Inc.                         Fuels Company
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Common Stock of Pacific Wood          100%                          100%
   Inc.                         Services
                                Company
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Common Stock of Three Mountain        100%                          100%
   Americas, Inc.               Operations, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Energy               Equity Interest in Three Mountain     100%                          100%
   Americas, Inc.               Power, LLC
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Power Pacific,       Equity Interests in Burney            100%                          100%
   Inc.                         Mountain Power
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Alexandria/Arlington, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Bristol       100%                          100%
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Fairfax,      100%                          100%
                                Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Haverhill, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Projects of          Partnership Interest in Covanta       Covanta Projects of           Covanta Projects of
   Hawaii, Inc. and             Honolulu Resource Recovery Venture    Hawaii, Inc. owns 50% as      Hawaii, Inc. owns a 50% GP
   Covanta Oahu Waste                                                 general partner; Covanta      Interest; Covanta Oahu
   Energy Recovery, Inc.                                              Oahu Waste Energy             Waste Energy Recovery, Inc.
                                                                      Recovery, Inc. owns 50% as    owns a 50% GP Interest
                                                                      general partner
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Indianapolis, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta Marion,       100%                          100%
                                Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Haverhill, Inc.      Common Stock of Covanta Omega         100%                          100%
                                Lease, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Systems, Inc.        Common Stock of Covanta               100%                          100%
                                Stanislaus, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta Haverhill, Inc.      Common Stock of Haverhill Power,      100%                          100%
                                Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------
   Covanta RRS Holdings,        Common Stock of Michigan Waste to     100%                          100%
   Inc.                         Energy, Inc.
 -------------------------- --------------------------------------- ------------------------------ -------------------------------


                                  UNDERWRITERS

6. Underwriters.

Not applicable.

                               CAPITAL SECURITIES

7. Capitalization.

The following table sets forth certain information with respect to each authorized class of securities of Covanta as of the date of this application.

 ----------------------------------- -------------------------------------------
                  Name                           Title of Class and
                                         Amount Authorized and Outstanding
 ----------------------------------- -------------------------------------------
      Covanta Energy Corporation          Common Stock

                                          Authorized: 80,000,000 shares at $.50
                                          par value

                                          Issued and Outstanding: 49,824,251
                                          shares

                                          $1.875 Cumulative Convertible
                                          Preferred Stock (Series A)

                                          Authorized:  4,000,000 shares

                                          Issued and Outstanding:  33,049 shares

                                          9.25% Debentures due 2022

                                          Authorized:  $100,000,000

                                          Issued and Outstanding:  $100,000,000

                                          6% Convertible Debentures due June 1,
                                          2002

                                          Authorized:  $85,000,000

                                          Issued and Outstanding:  $85,000,000

                                          5.75% Convertible Debentures due
                                          October 20, 2002

                                          Authorized:  $75,000,000

                                          Issued and Outstanding:  $63,650,000
 ----------------------------------- -------------------------------------------

The following is a brief outline of the voting rights of each class of Covanta's voting securities:

The holders of common stock possess full voting power with respect to the election of directors and all other purposes, except as limited by the Delaware General Corporation Law and except as described below. Each holder of common stock is entitled to one vote for each full share of common stock then issued and outstanding and held in such record holder's name. Holders of common stock vote together with the holders of Series A preferred stock and would vote together with the holders of any other series of preferred stock that may be issued and entitled to vote in such manner, and not as a separate class. The Company's Certificate of Incorporation does not provide for either preemptive rights or cumulative voting with respect to common stock or preferred stock.

The holders of Series A preferred stock are entitled to one-half vote for each share of Series A preferred stock and except as described below, vote together as a class with the holders of common stock. However, if at any time dividends with respect to the Series A preferred stock have not been paid in an amount equal to or exceeding the dividends payable in respect of six quarterly periods, then the holders of Series A preferred stock, voting as a separate class with each share of Series A preferred stock having one vote, are entitled to elect two additional directors to the Board of Directors at the next annual meeting of stockholders in lieu of voting together with the holders of common stock in the election of directors, with such right continuing until all dividends in default have been paid. In addition, the separate consent or approval of at least two-thirds of the number of shares of any series of preferred stock then outstanding is required before the Company can undertake certain transactions, as specified in the Company's Certificate of Incorporation, that may have the effect of adversely affecting the rights of such series.

 The following table sets forth certain information with respect to each authorized class of securities of all Guarantors as of the date of this application:

 ---------------------------- ------------------------------------- -----------------------------------------
              Name                         Title of Class                Amount Authorized and Outstanding

 ---------------------------- ------------------------------------- -----------------------------------------
      AMOR 14 Corporation          Common Stock                          Authorized:  5,000 shares at $1.00
                                                                         par value

                                                                         Issued and Outstanding:  5,000
                                                                         shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Acquisition,         Common Stock                          Authorized: 100 shares at $1.00
      Inc.                                                               par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Bessemer,            Common Stock                          Authorized: 100 shares at $1.00
      Inc.                                                               par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Cunningham           Common Stock                          Authorized: 200 shares at no par
      Environmental Support                                              value
      Services, Inc.
                                                                         Issued and Outstanding: 10 shares
                                                                         issued
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy               Common Stock                          Authorized: 1,000 shares at $1.00
      Americas, Inc.                                                     par value

                                                                         Issued and Outstanding: 1,000
                                                                         shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy               Common Stock                          Authorized: 100 shares of common
      Construction, Inc.                                                 stock at $1.00 par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy Group,        Common Stock                          Authorized: 100 shares at $1.00
      Inc.                                                               par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy               Common Stock                          Authorized: 100 shares at $1.00
      InternationalInc.                                                  par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy               Common Stock                          Authorized: 1,000 shares at $1.00
      Resource Corp.                                                     par value

                                                                         Issued and Outstanding: 1,000
                                                                         shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy               Common Stock                          Authorized: 100 shares at $1.00
      Services, Inc.                                                     par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Energy West,         Common Stock                          Authorized: 100 shares at $1.00
      Inc.                                                               par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Engineering          Common Stock                          Authorized: 100 shares at $1.00
      Services, Inc.                                                     par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Geothermal           Common Stock                          Authorized: 100 shares at $1.00
      Operations Holdings,                                               par value
      Inc.
                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Geothermal           Common Stock                          Authorized: 1,500 shares at no par
      Operations, Inc.                                                   value

                                                                         Issued and Outstanding: 1,500
                                                                         shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Haverhill            Common Stock                          Authorized: 100 shares at $1.00
      Properties, Inc.                                                   par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Heber Field          Common Stock                          Authorized: 1500 shares at no par
      Energy, Inc.                                                       value

                                                                         Issued and Outstanding: 1500 shares
 ---------------------------- ------------------------------------- -----------------------------------------
      Covanta Hennepin             Equity Interest                       Covanta Energy Resource Corp.,
      Energy Resource Co.,                                               General Partner - 99%
      Limited Partnership
                                                                         Covanta OPWH, Inc., Limited
                                                                         Partner - 1%
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Hillsborough,         Common Stock                         Authorized:  100 shares at $1.00
     Inc.                                                               par value

                                                                        Issued and Outstanding:  100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Huntsville,           Common Stock                         Authorized: 100 shares at $1.00
     Inc.                                                               par value

                                                                        Issued and Outstanding:  100
                                                                        shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Hydro Energy,         Common Stock                         Authorized: 1,500 shares at no par
     Inc.                                                               value

                                                                        Issued and Outstanding: 1,500 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Hydro                 Common Stock                         Authorized: 100 shares at $1.00 par
     Operations                                                         value
     West, Inc.
                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Hydro                 Common Stock                         Authorized: 100 shares at $1.00 par
     Operations, Inc.                                                   value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Imperial Power        Common Stock                         Authorized: 1,000 shares at no par
     Services, Inc.                                                     value

                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Kent, Inc.            Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Lancaster, Inc.       Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Lee, Inc.             Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Long Island,          Common Stock                         Authorized: 100 shares at no par
     Inc.                                                               value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Marion Land           Preferred Stock and Common           Authorized:
     Corp.                         Stock                                300 preferred shares
                                                                        1,000 common shares

                                                                        Issued and Outstanding: 100 common
                                                                        shares and 300 preferred shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Mid-Conn, Inc.        Common Stock                         Authorized: 1,000 shares at $1.00
                                                                        par value

                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Montgomery,           Common Stock                         Authorized: 100 shares at $1.00 par
     Inc.                                                               value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta New                   Common Stock                         Authorized: 10 shares at no par
     Martinsville                                                       value
     Hydroelectric
     Corporation                                                        Issued and Outstanding: 10 shares

 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta New                   Common Stock                         Authorized: 1,000 shares at $.01
     Martinsville                                                       par value
     Hydro-Operations
     Corporation                                                        Issued and Outstanding: 400 shares

 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Oahu Waste            Common Stock                         Authorized: 1,000 shares at no par
     Energy                                                             value
     Recovery Inc.
                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Onondaga              Common Stock                         Authorized: 100 shares at $1.00 par
     Operations, Inc.                                                   value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Operations of         Equity Interests                     Covanta Projects, Inc. owns 99%
     Union, LLC
                                                                        Covanta Waste to Energy, Inc. owns
                                                                        1%
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta OPW                   Common Stock                         Authorized: 100 shares at $1.00 par
     Associates, Inc.                                                   value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta OPWH, Inc.            Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Pasco, Inc.           Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Plant Services        Common Stock                         Authorized: 100 shares at $1.00 par
     of New Jersey, Inc.                                                value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Power Equity          Common Stock                         Authorized:
     Corporation

                                                                        A) 1,000 shares of Class A
                                                                        Common at $1.00 par value B)
                                                                        250 shares of Class B Common at
                                                                        $.01 par value

                                                                        Issued and Outstanding: 1,000
                                                                        shares of Common Class A
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Power Pacific,        Common Stock                         Authorized: 10 shares at $1.00 par
     Inc.                                                               value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Power Plant           Common Stock                         Authorized: 10,000 at no par value
     Operations
                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Projects of           Common Stock                         Authorized: 1,000 shares at $1.00
     Hawaii, Inc.                                                       par value

                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Projects, Inc.        Preferred Stock and Common           Authorized:  40,000,000 common
                                   Stock                                shares at $1.00 par value
                                                                        1,000,000 preferred shares at $.50
                                                                        par value


                                                                        Issued and Outstanding: 1,000
                                                                        common shares
                                                                        Preferred shares have not been
                                                                        issued.
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta RRS Holdings          Common Stock                         Authorized: 100 shares at  $1.00
     Inc.                                                               par value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Secure                Common Stock                         Authorized: 100 shares at  $1.00
     Services, Inc.                                                     par value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta SIGC Energy,          Common Stock                         Authorized:  1000 shares at $1.00
     Inc.                                                               par value

                                                                        Issued and Outstanding:  1,000
                                                                        shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta SIGC Energy           Common Stock                         Authorized:  1000 shares at $1.00
     II, Inc.                                                           par value

                                                                        Issued and Outstanding:  1,000
                                                                        shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta SIGC Geothermal       Common Stock                         Authorized: 500 shares at no par
     Operations, Inc.                                                   value

                                                                        Issued and Outstanding: 500 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Systems, Inc.         Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Wallingford           Common Stock                         Authorized: 100 shares at $1.00 par
     Associates, Inc.                                                   value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Waste to              Common Stock                         Authorized: 100 shares at $1.00 par
     Energy, Inc.                                                       value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Water                 Common Stock                         Authorized: 100 shares at $1.00 par
     Holdings, Inc.                                                     value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Water Systems,        Common Stock                         Authorized: 100 shares at $1.00 par
     Inc.                                                               value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Water Treatment       Common Stock                         Authorized: 100 shares at $1.00 par
     Services, Inc.                                                     value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     ERC Energy II, Inc.           Common Stock                         Authorized: 100 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     ERC Energy, Inc.              Common Stock                         Authorized: 2,000 shares at $.05
                                                                        par value

                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Heber Field Energy II,        Common Stock                         Authorized: 100 shares at $1.00 par
     Inc.                                                               value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Heber Loan Partners           Equity Interests                     ERC Energy Inc. - 50%

                                                                        ERC Energy II, Inc. - 50%
 ---------------------------- ------------------------------------- -----------------------------------------
     LMI, Inc.                     Common Stock                         Authorized: 10,000 shares at $.01
                                                                        par value

                                                                        Issued and Outstanding:  10,000
                                                                        shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Mammoth Geothermal            Common Stock                         Authorized: 1,000 shares at no par
     Company                                                            value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Mammoth Power Company         Common Stock                         Authorized: 1,000 shares at no par
                                                                        value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Mt. Lassen Power              Common Stock                         Authorized: 10 shares at $1.00 par
                                                                        value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Pacific Geothermal            Common Stock                         Authorized: 10,000 shares at no par
     Company                                                            value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Pacific Oroville              Common Stock                         Authorized: 10,000 shares at no par
     Power, Inc.                                                        value

                                                                        Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Pacific Wood Fuels            Common Stock                         Authorized: 10,000 shares at no par
     Company                                                            value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Pacific Wood Services         Common Stock                         Authorized: 1,000 shares at no par
     Company                                                            value

                                                                        Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Three Mountain                Common Stock                         Authorized: 100 shares at  $1.00
     Operations, Inc.                                                   par value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Three Mountain Power,         Equity Interest                      Authorized: 100 shares at $1.00 par
     LLC                                                                value

                                                                        Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Burney Mountain Power        Common Stock                           Authorized: 10,000 shares at no
                                                                         par value

                                                                         Issued and Outstanding: 10 shares


 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta                      Common Stock                           Authorized: 1,000 shares at $1.00
     Alexandria/Arlington,                                               par value
     Inc.
                                                                         Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Bristol, Inc.        Common Stock                           Authorized: 100 shares at $1.00
                                                                         par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Fairfax, Inc.        Common Stock                           Authorized: 100 shares at $1.00
                                                                         par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Haverhill, Inc.      Common Stock                           Authorized: 100 shares at $1.00
                                                                         par value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Honolulu             Equity Interests                       Covanta Projects of Hawaii, Inc.,
     Resource Recovery                                                   General Partner - 50%
     Venture
                                                                         Covanta Oahu Waste Energy Recovery,
                                                                         Inc., General Partner - 50%
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Indianapolis,        Common Stock                           Authorized: 100 shares at $1.00 par
     Inc.                                                                value

                                                                         Issued and Outstanding: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Marion, Inc.         Common Stock                           Authorized: 10 shares at no par
                                                                         value

                                                                         Issued and Outstanding: 10 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Omega Lease,         Common Stock                           Authorized: 1,000 shares at $1.00
     Inc.                                                                par value

                                                                         Issued and Outstanding: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Covanta Stanislaus,          Common Stock                           Authorized: 100 shares at $1.00 par
     Inc.                                                                value

                                                                         Issued: 100 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Haverhill Power, Inc.        Common Stock                           Authorized: 300,000 shares at $.01
                                                                         par value

                                                                         Issued: 10,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------
     Michigan Waste to            Common Stock                           Authorized: 1,000 shares at $1.00
     Energy, Inc.                                                        par value

                                                                       Issued: 1,000 shares
 ---------------------------- ------------------------------------- -----------------------------------------


The following is a brief outline of the voting rights of each class of the Guarantors' voting securities:

The holders of the outstanding common shares of each of the Guarantors have the right to elect its Board of Directors and to vote on all other matters that may be acted on at any meeting of its shareholders, except for the holders of the outstanding common shares of Covanta Power Equity Corporation.

The holders of the outstanding Class A common stock of Covanta Power Equity Corporation have all of the voting rights, including election of the Board of Directors, not reserved to the Class B common stock. The holders of the outstanding Class B common stock of Covanta Power Equity Corporation are entitled to elect one director and vote on amendments to the article of the certificate of incorporation that sets forth the purposes of the corporation.

The holders of the preferred stock of Covanta Marion Land Corporation have no voting rights except as required by law. The holders of the preferred stock have preference with respect to dividends and upon liquidation, dissolution or winding up of the company. The holders of the preferred stock of Covanta Projects, Inc. have preference upon liquidation, dissolution or winding up of the company and the same voting rights as the holders of the common stock.

The holders of equity interests in Covanta Honolulu Resource Recovery Venture have the right to vote on all matters relating to the company's business.

The holders of equity interests in Three Mountain Power, LLC have the right to vote on all matters relating to the company's business.

The general partners of Heber Loan Partners each appoint one member to the Management Committee, and each member of the Management Committee has one vote on all matters involving management and direction of business and operations.

The holders of equity interests in Covanta Operations of Union, LLC each appoint one member to the Board of Managers, and each member of the Board of Managers has one vote on all matters involving management and direction of business and operations.

The general partners of Covanta Hennepin Energy Resource Co., Limited Partnership have the exclusive right to manage the business of the partnership. The powers and duties of the general partners may be exercised by any one of the general partners acting alone unless the partnership agreement specifically provides otherwise. No partner has the right to withdraw from the partnership without the consent of all of the general partners.

                              INDENTURE SECURITIES

8. Analysis of indenture provisions.

Secured Notes Indenture

The following is a general description of certain provisions of the Secured Notes Indenture. This description is qualified in its entirety by reference to the form of Secured Notes Indenture filed as Exhibit T3C-1 hereto, including that "Company" means Covanta and that each Guarantor is a "Restricted Subsidiary." Capitalized terms used in this Item 8 and not defined elsewhere in this application have the meanings given to such terms in the Secured Notes Indenture. References to "Sections" in this analysis refer to sections of the Secured Notes Indenture, and references to the "Indenture" refer to the Secured Notes Indenture.

(A) Events of Default; Withholding of Notice

The Indenture defines "Event of Default" as:

(a) The default for 30 days in the payment of interest due on the Secured Notes;

(b) The default in the payment of principal or accreted value of, or premium (if any) on the Secured Notes;

(c) The failure of the Company or any of its Restricted Subsidiaries to observe or perform its obligations under certain covenants in the Indenture relating to merger, consolidation, sale of assets or change of control (Sections 4.15 and 5.01);

(d) The failure by the Company or any of its Restricted Subsidiaries for 60 days notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Secured Notes to observe or perform any other covenant, condition or agreement in the Indenture or the Security Documents;

(e) The default under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries, whether such Indebtedness now exists, or is created after the Issue Date, which default is caused by the failure to pay principal or liquidation preference at final maturity or results in the acceleration of such Indebtedness prior to maturity, or results in the requirement that the Company or any of its Restricted Subsidiaries collateralize any letter of credit and the Company and such Restricted Subsidiary fails to provide the required collateral, in each case where the principal amount of such Indebtedness or collateralization requirement aggregates at least $20,000,000;

(f) The failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million of the amounts which the Company's insurance carriers have agreed to pay, which judgments have not been waived, satisfied, bonded or discharged for a period of 60 days during which a stay of enforcement is not in effect;

(g) Certain events of bankruptcy or insolvency relating to the Company or any Restricted Subsidiary of the Company (other than a Restricted Subsidiary that is in bankruptcy upon effectiveness of the Reorganization Plan).

         The Indenture provides that the Trustee will, within 90 days after the occurrence of a default that is continuing and known to the Trustee, give the holders of Notes notice of such default. Except in the case of default in the payment of principal of, premium (if any) or interest on any Secured Note, however, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines withholding the notices is in the interests of the Holders of the Secured Notes.

         If an Event of Default occurs and is continuing, the Trustee of holders of at least 25% in principal amount at Stated Maturity of the Secured Notes may declare the Secured Notes to be immediately due and payable. The amount due shall be the Accreted Value of the Secured Notes as of the date of acceleration. In the Event of Default as described in clause (e) above, such declaration of acceleration shall be annulled if the holders in respect of such Indebtedness have rescinded their declaration of acceleration within 30 days of the date of such declaration and such annulment would not conflict with the judgment or decree of a court of competent jurisdiction and all existing Events of Default, except nonpayment of principal or interest on the Secured Notes due and payable solely because of such acceleration have been cured or waived. The holders of a majority in aggregate principal amount at Stated Maturity of the outstanding Secured Notes may rescind an acceleration and its consequence by written notice to the Trustee if such rescission would not conflict with any judgment or decree and if all existing Events of Default (other than nonpayment of principal and interest as stated above) have been cured or waived. If an Event of Default occurs by willful action by the Company with the intention of avoiding payment of the premium that the Company would have to pay if it elected to redeem the Secured Notes pursuant to the Optional Redemption provisions in the Indenture (Section 3.07), then upon acceleration and equivalent premium shall also become due and payable.

         Defaults may be waived by the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding Secured Notes, upon conditions provided in the Indenture, except that such holders may not waive an Event of Default in the payment of the principal or Accreted Value of or premium or interest on the Secured Notes, including an offer to purchase. However, such holders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

(B) Execution and Authentication of the Secured Notes

         The aggregate principal amount of Secured Notes which may be authenticated and delivered under the Indenture is limited to $230,000,000 at Stated Maturity. The Secured Notes to be issued under the Indenture will be executed on behalf of the Company by its proper officers and delivered to the Trustee for authentication and delivery in accordance with the Company's Authentication Certificate and the Indenture. On the date of the Indenture, the Trustee will authenticate the Secured Notes to be issued in Global Form for $230,000,000 in aggregate principal amount at Stated Maturity.

         The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Secured Notes. An authenticating agent may authenticate the Secured Notes whenever the Trustee may do so.

         There will be no proceeds (and therefore no application of such proceeds) from the issuance of the Secured Notes because the Notes will be issued as part of an exchange for claims pursuant to the Plan of Reorganization as described in Item 2 of this application.

(C) Release or Substitution of Collateral

         Provided that the Company and the Guarantors comply with the requirements of the TIA (as described below), the Company or any Guarantor may (without requesting the release or consent of the Trustee or the Collateral Agent or any Holder and without delivering an Officer's Certificate):

         o sell or dispose of in the ordinary course of business, any machinery, equipment, furniture, apparatus, tools, implements, materials, supplies or other similar property ("Subject Property") which, in the Company's reasonable opinion, may have become obsolete or unfit for use in the conduct of its business or the operation of the Collateral upon replacing the same with, or substituting for the same, new Subject Property constituting Collateral not necessarily of the same character but being of at least equal value and utility as the Subject Property so disposed of, as long as such new Subject Property becomes subject to the Lien and security interest created by the Security Documents;

         o abandon, sell, assign, transfer, license or otherwise dispose of in the ordinary course of business any personal property the use of which is no longer necessary or desirable in the proper conduct of the business or maintenance of the earnings of the Company and its Subsidiaries, taken as a whole, and is not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

         o grant in the ordinary course of business rights-of-way and easements over or in respect of any of the Company's or any Guarantor's real property; provided that such grant will not, in the reasonable opinion of the Board of Directors, impair the usefulness of such property in the conduct of the Company's and its Subsidiaries' business, taken as a whole, and will not be materially prejudicial to the interests of the Holders;

         o sell, transfer or otherwise dispose of inventory in the ordinary course of business;

         o sell, collect, liquidate, factor or otherwise dispose of accounts receivable in the ordinary course of business; and

         o make cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents.

         Otherwise, Collateral cannot be released from the Lien or security interest created by the Security Documents without the delivery of an Officer's Certificate to the Trustee, unless otherwise provided in the Indenture or the Security Documents.

         Collateral released from the Indenture and the Security Documents will not impair the security under the Indenture if it is released pursuant to the terms of the Security Documents and the Indenture. If applicable, the Company and the Guarantors will cause TIA Section 313(b), relating to reports, and TIA
Section 314(d), relating to the release of property or securities from the Lien and security interest and relating to the substitution of property or securities, to be complied with. Certificates or opinions required by TIA
Section 314(d) will be made by an Officer of the Company and the Guarantors unless TIA Section 314(d) requires an independent engineer, appraiser or other expert; but the fair value of Collateral released from the Lien and security interest of the Security Documents pursuant to the last paragraph of Section 10.03(a) will not be considered in determining whether the aggregate fair value of Collateral released from the Lien and security interest of the Security Documents in any calendar year exceeds the 10% threshold in TIA Section 314(d)(1). The Company and Guarantors can only rely on this proviso if they have furnished all certificates required to be furnished to the Trustee under the Indenture.

         The Company may file a request for an exemption from the requirements of Section 314(d) of the TIA for releases of collateral and the making of cash payments in the ordinary course of business as described above, provided that the Company and the Guarantors continue to furnish to the Trustee all necessary certificates required under the Indenture, including an officer's certificate stating that all such transactions during the immediately preceding six month period were made by the Company and the Guarantors in the ordinary course of business and that all proceeds were used by the Company and the Guarantors in connection with their respective businesses or to make payments on the Notes or as otherwise permitted under the Indenture and the Security Documents within 15 days after the end of each of the six month periods ended on March 15 and September 15 of each year.

(D) Satisfaction and Discharge Under the Indenture

         The Indenture shall cease to be of further effect (except that certain obligations of the Company and the Guarantors regarding indemnification and compensation of the Trustee and certain obligations of the Trustee relating to the payment of excess monies held in Trust) when all outstanding Secured Notes that have been authenticated an issued have been delivered (other than destroyed, lost or stolen Secured Notes that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable by the Company under the Indenture. In addition, with regards to Notes that have not been delivered to the Trustee for cancellation that have become due and payable, the Company may terminate all of its obligations under the Indenture if:

         (a) The Company or any Guarantor has irrevocably deposited with the Trustee cash in U.S. dollars, non-callable Government Securities or a combination thereof, in amounts sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness of those Secured Notes for principal or Accreted Value, premium (if any) and accrued interest to the date of maturity or redemption;

         (b) No Event of Default has occurred and is continuing on the date of such deposit or will occur on account of such deposit, and such deposit will not result in a breach or violation of any other instrument to which the Company or any Guarantor is a party;

         (c) The Company or any Guarantor has paid all sums payable under the Indenture;

         (d) The Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Secured Notes at maturity or on the redemption date;

         (e) The Company has delivered an Officer's Certificate and Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

         The Company may effect a defeasance (i.e., the discharge of certain obligations of the Issuer under the Indenture, including the Indebtedness represented by the Secured Notes), or a covenant defeasance (i.e., the release of certain covenant obligations of the Issuer and each Guarantor under the Indenture) with respect to the defeased Secured Notes upon the satisfaction of certain conditions, including, (a) the irrevocable deposit by the Company with the Trustee in trust for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amount as shall be sufficient to pay the principal or Accreted Value of, and premium, if any, and interest on the outstanding Notes on the stated date for payment; (b) the delivery to the Trustee of certain prescribed Opinions of Counsel (including an opinion with respect to certain U.S. Federal income tax); (c) that no Default or Event of Default shall have occurred and be continuing on the date of such Deposit; (d) such defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or is bound; (e) the delivery to the Trustee of an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, delaying or defrauding any other creditors of the Company; and (f) the delivery to the Trustee of an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent provided for or related to the defeasance have been complied with. The Opinion of Counsel required by (f) above does not need to be delivered if all Secured Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable on their maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of assumption by the Trustee in the name and at the expense of the Company.

(E) Evidence of Compliance with Conditions and Covenants

         So long as any of the Secured Notes are outstanding, the Indenture requires that the Company and the Guarantors (if the Guarantor is so required under the TIA) to deliver to the Trustee:

         (a) Within 105 days after the end of each fiscal year, an Officer's Certificate, that to the best of the signing Officer's knowledge the Company and Guarantors have kept, observed, performed and fulfilled each and every covenant contained in the Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or an Event of Default has occurred, describing all such Defaults or Events of Default and what action is being proposed) and that to the best of his or her knowledge no event has occurred and is continuing by reason of which payments of the principal or Accreted Value of, or interest or premium, if any, on the Secured Notes are prohibited, or if such event has occurred, a description of the event and what action the Company or Guarantor is taking with respect thereto;

         (b) So long as not contrary to the then current recommendations of the American Institute of Certified Pubic Accountants, the year-end financial statements delivered pursuant to Section 4.03 of the Indenture shall be accompanied by a written statements of the Company's independent public accountants that in connection with their audit, nothing has come to their attention that has caused them to believe that, with respect to financial and accounting matters, the Company failed to comply with any provision of Articles 4 or 5 of the Indenture, or if any such noncompliance has come to their attention, specifying the nature and period of existence, it being understood that their audit was not directed primarily towards obtaining knowledge of such noncompliance and that they will not be held liable directly or indirectly to any Person for failure to obtain such knowledge;

         (c) Within five Business Days after the date on which any officer of the Company becomes aware of a Default or Event of Default, the Company shall deliver to the Trustee an Officer's Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take;

         (d) Upon any request or application by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (1) an Officer's Certificate and (2) an opinion of legal counsel, each to the effect that all conditions precedent and covenants, if any, provided for in the Indenture relating to the proposed actions have been satisfied;

            (e) The Company and the Guarantors are required to deliver all certificates and opinions under Section 314 of the TIA relating to collateral and releases thereof.

Subordinated Notes Indenture

The following is a general description of certain provisions of the Subordinated Notes Indenture. This description is qualified in its entirety by reference to the form of Subordinate Notes Indenture filed as exhibit T3C-2 hereto. Capitalized terms used in this Item 8 and not defined elsewhere in this application have the meanings given to such terms in the Indenture. References to "Sections" in this analysis refer to sections of the Secured Notes Indenture, and references to the "Indenture" refer to the Secured Notes Indenture.

(A) Events of Default; Withholding of Notice

The Indenture defines "Event of Default" as:

(a) The default in the payment of principal on the Unsecured Notes, except if the Company is prohibited from making such payment under the provisions relating to defaults on Senior Indebtedness of the Company (Section 10.3) and for 5 Business Days after the relevant prohibition is terminated;

(b) The default for 30 days in the payment of interest due on the Unsecured Notes; except if the Company is prohibited from making such payment under the provisions relating to defaults on Senior Indebtedness of the Company (Section 10.3) and for 5 Business Days after the relevant prohibition is terminated;

(c) The failure by the Company for 60 days notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes to observe or perform any other covenant, condition or agreement in the Indenture;

(d) A default by the Company under any Indebtedness which results in the acceleration of such Indebtedness prior to its Stated Maturity in the aggregate of $20,000,000 or more; and

(e) Certain events of bankruptcy or insolvency relating to the Company and any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) as specified in the Indenture.

         The Indenture provides that the Company will deliver to the Trustee an Officer's Certificate describing any Default or Event of Default, the status and what action the Company proposes to take. The Indenture provides that the Trustee will, within 90 days after the occurrence of a default that is continuing and known to the Trustee, give the holders of Notes notice of such default. Except in the case of default in the payment of principal of, premium (if any) or interest on any Unsecured Note, however, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines withholding the notices is in the interests of the holders of the Unsecured Notes.

         If an Event of Default occurs and is continuing, the Trustee of holders of at least 25% in principal amount of the Unsecured Notes may declare the Unsecured Notes to be immediately due and payable. In the Event of Default as described in clause (e) above, the unpaid principal of and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders. The holders of a majority in aggregate principal amount of the outstanding Notes may rescind an acceleration and its consequence by written notice to the Trustee if such rescission would not conflict with any judgment or decree, if all existing Events of Default (other than nonpayment of principal and interest as stated above) have been cured or waived, and if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advancements.

         Defaults may be waived by the holders of a majority in aggregate principal amount of the outstanding Unsecured Notes, upon conditions provided in the Indenture, except Event of Default in the payment of the principal or interest on the Unsecured Notes.

(B) Execution and Authentication of the Unsecured Notes

         The aggregate principal amount of Unsecured Notes which may be authenticated and delivered under the Indenture is limited up to $50,000,000. The Unsecured Secured Notes to be issued under the Indenture will be executed from time to time on behalf of the Company by its proper officers and delivered to the Trustee for authentication and delivery in accordance with the Company's Authentication Certificate and the Indenture.

         The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Unsecured Notes. An authenticating agent may authenticate the Secured Notes whenever the Trustee may do so.

         There will be no proceeds (and therefore no application of such proceeds) from the issuance of the Unsecured Notes because the Notes will be issued as part of an exchange for claims pursuant to the Plan of Reorganization as described in Item 2 of this application.

(C) Release or Substitution of Collateral

         The Unsecured Notes are unsecured. The Indenture therefore does not contain any provisions relating to the release and substitution of collateral.

(D) Satisfaction and Discharge Under the Indenture

         The Indenture shall cease to be of further effect (except that certain obligations of the Company regarding indemnification and compensation of the Trustee, and surviving rights or registration or transfer or exchange of the Unsecured Notes expressly provided in the Indenture) when all outstanding Unsecured Notes that have been authenticated an issued have been delivered (other than destroyed, lost or stolen Unsecured Notes that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable by the Company under the Indenture.

         In addition, with regards to Unsecured Notes that have not been delivered to the Trustee for cancellation that have become due and payable, the Company may terminate all of its obligations under the Indenture if:

         (a) The Company has irrevocably deposited with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of those Unsecured Notes for principal and interest to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

         (b) The Company has delivered to the Trustee an Officers' Certificate stating that all conditions under this Indenture relating to the satisfaction and discharge have been complied with; and

         (c) The Company has paid all sums payable under the Indenture and the Unsecured Notes.

(E) Evidence of Compliance with Conditions and Covenants

         So long as any of the Unsecured Notes are outstanding, the Indenture requires that the Company to deliver to the Trustee:

         (a) Within 105 days after the end of each fiscal year the Company shall deliver an Officer's Certificate that complies with Section 314(a)(4) of the TIA, and states that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default of Event of Default that occurred during such period, and if they do, shall describe such Default or Event of Default, it status and what actions the Company proposes to take with respect thereto;

         (b) Upon becoming aware of any Default or Event of Default the Company shall deliver to the Trustee an Officer's certificate specifying such Default or Event of Default and what action the Company proposes to take with respect thereto;

         (c) Upon any request or application by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (1) an Officer's Certificate and (2) an opinion of legal counsel, each to the effect that all conditions precedent and covenants, if any, provided for in the Indenture relating to the proposed actions have been satisfied; and

         (d) The Company is required to deliver all certificates and opinions required under Section 314(a)(4) of the TIA.

9. Other obligors.

There are no obligors under the indenture securities other than the Applicants. The Guarantors are obligors in respect of the Secured Notes, but not the Subordinated Notes. The mailing address for all Guarantors listed herein is c/o Covanta Energy Corporation, 40 Lane Road, Fairfield, NJ 07004.



                    CONTENTS OF APPLICATION FOR QUALIFICATION

This application for qualification comprises:

(a)  Pages numbered 1 to 112, consecutively.

(b) The statement of eligibility and qualification of each trustee under the indentures to be qualified.

(c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of each trustee:

Exhibit T3A-1. Restated Certificate of Incorporation for Covanta Energy Corporation as amended, previously filed as Exhibit 3(a) to the Company's Form 10-K for the fiscal year ended December 31, 1988 and incorporated herein by reference.

Exhibit T3A-2. Certificate of Ownership and Merger, Merging Ogden-Covanta, Inc. into Ogden Corporation, dated March 7, 2001, previously filed as Exhibit 3.1(b) to the Company's Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference.

Exhibit T3A-3. Certificate of Incorporation for AMOR 14 Corporation*

Exhibit T3A-4. Certificate of Incorporation for Covanta Acquisition, Inc.*

Exhibit T3A-5. Certificate of Incorporation for Covanta Bessemer, Inc.*

Exhibit T3A-6. Certificate of Incorporation for Covanta Cunningham Environmental Support, Inc.*

Exhibit T3A-7. Certificate of Incorporation for Covanta Energy Americas, Inc.*

Exhibit T3A-8. Certificate of Incorporation for Covanta Energy Construction,
Inc.*

Exhibit T3A-9. Certificate of Incorporation for Covanta Energy Group, Inc.*

Exhibit T3A-10. Certificate of Incorporation for Covanta Energy International, Inc.*

Exhibit T3A-11. Certificate of Incorporation for Covanta Energy Resource Corp.*

Exhibit T3A-12. Certificate of Incorporation for Covanta Energy Services, Inc.*

Exhibit T3A-13. Certificate of Incorporation for Covanta Energy West, Inc.*

Exhibit T3A-14. Certificate of Incorporation for Covanta Engineering Services, Inc.*

Exhibit T3A-15. Certificate of Incorporation for Covanta Geothermal Operations Holdings, Inc.*

Exhibit T3A-16. Certificate of Incorporation for Covanta Geothermal Operations, Inc.*

Exhibit T3A-17. Certificate of Incorporation for Covanta Haverhill Properties, Inc.*

Exhibit T3A-18. Certificate of Incorporation for Covanta Heber Field Energy,
Inc.*

Exhibit T3A-19. Certificate of Incorporation for Covanta Hennepin Energy Resource Co., L.P.*

Exhibit T3A-20. Certificate of Incorporation for Covanta Hillsborough, Inc.*

Exhibit T3A-21. Intentionally omitted

Exhibit T3A-22. Intentionally omitted

Exhibit T3A-23. Certificate of Incorporation for Covanta Huntsville, Inc.*

Exhibit T3A-24. Certificate of Incorporation for Covanta Hydro Energy, Inc.*

Exhibit T3A-25. Certificate of Incorporation for Covanta Hydro Operations West, Inc.*

Exhibit T3A-26. Certificate of Incorporation for Covanta Hydro Operations, Inc.*

Exhibit T3A-27. Certificate of Incorporation for Covanta Imperial Power Services, Inc.*

Exhibit T3A-28. Certificate of Incorporation for Covanta Kent, Inc.*

Exhibit T3A-29. Certificate of Incorporation for Covanta Lancaster, Inc.*

Exhibit T3A-30. Certificate of Incorporation for Covanta Lee, Inc.*

Exhibit T3A-31. Certificate of Incorporation for Covanta Long Island, Inc.*

Exhibit T3A-32. Certificate of Incorporation for Covanta Marion Land Corp.*

Exhibit T3A-33. Certificate of Incorporation for Covanta Mid-Conn., Inc.*

Exhibit T3A-34. Certificate of Incorporation for Covanta Montgomery, Inc.*

Exhibit T3A-35. Certificate of Incorporation for Covanta New Martinsville Hydroelectric Corporation*

Exhibit T3A-36. Certificate of Incorporation for Covanta New Martinsville Hydro-Operations Corporation*

Exhibit T3A-37. Certificate of Incorporation for Covanta Oahu Waste Energy Recovery, Inc.*

Exhibit T3A-38. Intentionally omitted.

Exhibit T3A-39. Intentionally omitted.

Exhibit T3A-40. Certificate of Incorporation for Covanta Onondaga Operations, Inc.*

Exhibit T3A-41. Intentionally omitted.

Exhibit T3A-42. Intentionally omitted.

Exhibit T3A-43. Intentionally omitted.

Exhibit T3A-44. Certificate of Incorporation for Covanta Operations of Union
LLC*

Exhibit T3A-45. Certificate of Incorporation for Covanta OPW Associates, Inc.*

Exhibit T3A-46. Certificate of Incorporation for Covanta OPWH, Inc.*

Exhibit T3A-47. Certificate of Incorporation for Covanta Pasco, Inc.*

Exhibit T3A-48. Certificate of Incorporation for Covanta Plant Services of New Jersey, Inc.*

Exhibit T3A-49. Certificate of Incorporation for Covanta Power Equity
Corporation*

Exhibit T3A-50. Certificate of Incorporation for Covanta Power Pacific, Inc.*

Exhibit T3A-51. Certificate of Incorporation for Covanta Power Plant Operations*

Exhibit T3A-52. Certificate of Incorporation for Covanta Projects of Hawaii,
Inc.*

Exhibit T3A-53. Certificate of Incorporation for Covanta Projects, Inc.*

Exhibit T3A-54. Certificate of Incorporation for Covanta RRS Holdings Inc.*

Exhibit T3A-55. Certificate of Incorporation for Covanta Secure Services, Inc.*

Exhibit T3A-56. Certificate of Incorporation for Covanta SIGC Energy, Inc.*

Exhibit T3A-57. Certificate of Incorporation for Covanta SIGC Energy II, Inc.*

Exhibit T3A-58. Certificate of Incorporation for Covanta SIGC Geothermal Operations, Inc.*

Exhibit T3A-59. Certificate of Incorporation for Covanta Systems, LLC*

Exhibit T3A-60. Certificate of Incorporation for Covanta Wallingford Associates, Inc.*

Exhibit T3A-61. Certificate of Incorporation for Covanta Waste to Energy , LLC*

Exhibit T3A-62. Certificate of Incorporation for Covanta Water Holdings, Inc.*

Exhibit T3A-63. Certificate of Incorporation for Covanta Water Systems Inc.*

Exhibit T3A-64. Certificate of Incorporation for Covanta Water Treatment Services Inc.*

Exhibit T3A-65. Intentionally omitted.

Exhibit T3A-66. Certificate of Incorporation for ERC Energy II, Inc.*

Exhibit T3A-67. Certificate of Incorporation for ERC Energy, Inc.*

Exhibit T3A-68. Certificate of Incorporation for Heber Field Energy II, Inc.*

Exhibit T3A-69. Certificate of Incorporation for Heber Loan Partners*

Exhibit T3A-70. Certificate of Incorporation for LMI, Inc.*

Exhibit T3A-71. Certificate of Incorporation for Mammoth Geothermal Company*

Exhibit T3A-72. Certificate of Incorporation for Mammoth Power Company*

Exhibit T3A-73. Certificate of Incorporation for Mt. Lassen Power*

Exhibit T3A-74. Certificate of Incorporation for Pacific Geothermal Company*

Exhibit T3A-75. Certificate of Incorporation for Pacific Oroville Power, Inc.*

Exhibit T3A-76. Certificate of Incorporation for Pacific Wood Fuels Company*

Exhibit T3A-77. Certificate of Incorporation for Pacific Wood Services Company*

Exhibit T3A-78. Certificate of Incorporation for Three Mountain Operations,
Inc.*

Exhibit T3A-79. Certificate of Incorporation for Three Mountain Power, LLC*

Exhibit T3A-80  Certificate of Incorporation for Burney Mountain Power*

Exhibit T3A-81. Certificate of Incorporation for Covanta Alexandria/Arlington, Inc.*

Exhibit T3A-82. Certificate of Incorporation for Covanta Bristol, Inc.*

Exhibit T3A-83. Certificate of Incorporation for Covanta Fairfax, Inc.*

Exhibit T3A-84. Certificate of Incorporation for Covanta Haverhill, Inc.*

Exhibit T3A-85. Certificate of Incorporation for Honolulu Resource Recovery Venture*

Exhibit T3A-86. Certificate of Incorporation for Indianapolis, Inc.*

Exhibit T3A-87. Certificate of Incorporation for Covanta Marion, Inc.*

Exhibit T3A-88. Certificate of Incorporation for Covanta Omega Lease, Inc.*

Exhibit T3A-89. Certificate of Incorporation for Covanta Stanislaus, Inc.*

Exhibit T3A-90. Certificate of Incorporation for Covanta Haverhill Power, LLC*

Exhibit T3A-91. Certificate of Incorporation for Michigan Waste Energy, Inc.*

Exhibit T3B-1. By-Laws, as amended, of Covanta Energy Corporation, previously filed as Exhibit 3.2 to the Company's Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.

Exhibit T3B-2. Bylaws of AMOR 14 Corporation*

Exhibit T3B-3. Bylaws of Covanta Acquisition, Inc.*

Exhibit T3B-4. Bylaws of Covanta Bessemer, Inc.*

Exhibit T3B-5. Bylaws of Covanta Cunningham Environmental Support, Inc.*

Exhibit T3B-6. Bylaws of Covanta Energy Americas, Inc.*

Exhibit T3B-7. Bylaws of Covanta Energy Construction, Inc.*

Exhibit T3B-8. Bylaws of Covanta Energy Group, Inc.*

Exhibit T3B-9. Bylaws of Covanta Energy International, Inc.*

Exhibit T3B-10. Bylaws of Covanta Energy Resource Corp.*

Exhibit T3B-11. Bylaws of Covanta Energy Services, Inc.*

Exhibit T3B-12. Bylaws of Covanta Energy West, Inc.*

Exhibit T3B-13. Bylaws of Covanta Engineering Services, Inc.*

Exhibit T3B-14. Bylaws of Covanta Geothermal Operations Holdings, Inc.*

Exhibit T3B-15. Bylaws of Covanta Geothermal Operations, Inc.*

Exhibit T3B-16. Bylaws of Covanta Haverhill Properties, Inc.*

Exhibit T3B-17. Bylaws of Covanta Heber Field Energy, Inc.*

Exhibit T3B-18. Bylaws of Covanta Hennepin Energy Resource Co., Limited Partnership*

Exhibit T3B-19. Bylaws of Covanta Hillsborough, Inc.*

Exhibit T3B-20. Intentionally omitted.

Exhibit T3B-21. Intentionally omitted.

Exhibit T3B-22. Bylaws of Covanta Huntsville, Inc.*

Exhibit T3B-23. Bylaws of Covanta Hydro Energy, Inc.*

Exhibit T3B-24. Bylaws of Covanta Hydro Operations, Inc.*

Exhibit T3B-25. Bylaws of Covanta Hydro Operations West, Inc.*

Exhibit T3B-26.  Bylaws of Covanta Imperial Power Services, Inc.*

Exhibit T3B-27. Bylaws of Covanta Kent, Inc.*

Exhibit T3B-28. Bylaws of Covanta Lancaster, Inc.*

Exhibit T3B-29. Bylaws of Covanta Lee, Inc.*

Exhibit T3B-30. Bylaws of Covanta Long Island, Inc.*

Exhibit T3B-31. Bylaws of Covanta Marion Land Corp.*

Exhibit T3B-32. Bylaws of Covanta Mid-Conn, Inc.*

Exhibit T3B-33. Bylaws of Covanta Montgomery, Inc.*

Exhibit T3B-34. Bylaws of Covanta New Martinsville Hydroelectric Corporation*

Exhibit T3B-35. Bylaws of Covanta New Martinsville Hydro-Operations
Corporation*

Exhibit T3B-36. Bylaws of Covanta Oahu Waste Energy Recovery Inc.*

Exhibit T3B-37. Intentionally omitted.

Exhibit T3B-38. Intentionally omitted.

Exhibit T3B-39. Bylaws of Covanta Onondaga Operations, Inc.*

Exhibit T3B-40. Intentionally omitted.

Exhibit T3B-41. Intentionally omitted.

Exhibit T3B-42. Intentionally omitted.

Exhibit T3B-43. Bylaws of Covanta Operations of Union, LLC*

Exhibit T3B-44. Bylaws of Covanta OPW Associates, Inc.*

Exhibit T3B-45. Bylaws of Covanta OPWH, Inc.*

Exhibit T3B-46. Bylaws of Covanta Pasco, Inc.*

Exhibit T3B-47. Bylaws of Covanta Plant Services of New Jersey, Inc.*

Exhibit T3B-48. Bylaws of Covanta Power Equity Corporation*

Exhibit T3B-49. Bylaws of Covanta Power Pacific, Inc.*

Exhibit T3B-50. Bylaws of Covanta Power Plant Operations*

Exhibit T3B-51. Bylaws of Covanta Projects of Hawaii, Inc.*

Exhibit T3B-52. Bylaws of Covanta Projects, Inc.*

Exhibit T3B-53. Bylaws of Covanta RRS Holdings Inc.*

Exhibit T3B-54. Bylaws of Covanta Secure Services, Inc.*

Exhibit T3B-55. Bylaws of Covanta SIGC Energy, Inc.*

Exhibit T3B-56. Bylaws of Covanta SIGC Energy II, Inc.*

Exhibit T3B-57. Bylaws of Covanta SICG Geothermal Operations, Inc.*

Exhibit T3B-58. Bylaws of Covanta Systems, Inc.*

Exhibit T3B-59. Bylaws of Covanta Wallingford Associates, Inc.*

Exhibit T3B-60. Bylaws of Covanta Waste to Energy, Inc.*

Exhibit T3B-61. Bylaws of Covanta Water Holdings, Inc.*

Exhibit T3B-62. Bylaws of Covanta Water Systems, Inc.*

Exhibit T3B-63. Bylaws of Covanta Water Treatment Services, Inc.*

Exhibit T3B-64. Intentionally omitted.

Exhibit T3B-65. Bylaws of ERC Energy II, Inc.*

Exhibit T3B-66. Bylaws of ERC Energy, Inc.*

Exhibit T3B-67. Bylaws of Heber Field Energy II, Inc.*

Exhibit T3B-68. Bylaws of Heber Loan Partners*

Exhibit T3B-69. Bylaws of LMI, Inc.*

Exhibit T3B-70. Bylaws of Mammoth Geothermal Company*

Exhibit T3B-71. Bylaws of Mammoth Power Company*

Exhibit T3B-72. Bylaws of Mt. Lassen Power*

Exhibit T3B-73. Bylaws of Pacific Geothermal Company*

Exhibit T3B-74. Bylaws of Pacific Oroville Power, Inc.*

Exhibit T3B-75. Bylaws of Pacific Wood Fuels Company*

Exhibit T3B-76. Bylaws of Pacific Wood Services Company*

Exhibit T3B-77. Bylaws of Three Mountain Operations, Inc.*

Exhibit T3B-78. Bylaws of Three Mountain Power, LLC*

Exhibit T3B-79 Bylaws of Burney Mountain Power*

Exhibit T3B-80. Bylaws of Covanta Alexandria/Arlington, Inc.*

Exhibit T3B-81. Bylaws of Covanta Bristol, Inc.*

Exhibit T3B-82. Bylaws of Covanta Fairfax, Inc.*

Exhibit T3B-83. Bylaws of Covanta Haverhill, Inc.*

Exhibit T3B-84. Bylaws of Covanta Honolulu Resource Recovery Venture*

Exhibit T3B-85.  Bylaws of Covanta Indianapolis, Inc.*

Exhibit T3B-86. Bylaws of Covanta Marion, Inc.*

Exhibit T3B-87. Bylaws of Covanta Omega Lease, Inc.*

Exhibit T3B-88. Bylaws of Covanta Stanislaus, Inc.*

Exhibit T3B-89. Bylaws of Covanta Haverhill Power, LLC*

Exhibit T3B-90. Bylaws of Michigan Waste Energy, Inc.*

Exhibit T3C-1. Form of Indenture for 8.25% Senior Secured Notes due 2011 between Covanta, the Guarantors party thereto and the Trustee.

Exhibit T3C-2. Form of Indenture for 7.5% Unsecured Subordinated Notes due 2012 between Covanta and the Trustee.

Exhibit T3D. Not applicable.

Exhibit T3E-1. Debtors' Second Joint Reorganization Plan under Chapter 11 of the Bankruptcy Code previously filed as Exhibit T3E-1 to the Company's T-3/A (Amendment No. 3) filed with the Commission on January 26, 2004 and incorporated herein by reference.

Exhibit T3E-2. Debtors' Second Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code previously filed as Exhibit T3E-2 to the Company's T-3/A (Amendment No. 3) filed with the Commission on January 26, 2004 and incorporated herein by reference.

Exhibit T3E-3. Second Disclosure Statement with Respect to Reorganizing Debtors' Second Joint Plan of Reorganization and Liquidating Debtors' Second Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code previously filed as Exhibit T3E-3 to the Company's T-3/A (Amendment No. 3) filed with the Commission on January 26, 2004 and incorporated herein by reference.

Exhibit T3F-1. Cross reference sheet showing the location in the Secured Notes Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939.

Exhibit T3F-2. Cross reference sheet showing the location in the Subordinated Notes Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939.

Exhibit T3-G. Statement of eligibility and qualification of the Trustee on Form T-1.*


* Previously filed as an exhibit to the Applicants' Form T-3/A No. 4 filed with the Commission on March 2, 2004 (SEC File No. 022-28706) and incorporated herein by reference.

------------------------------------------------------------------------------

                                    SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, each of the Applicants, Covanta Energy Corporation, a corporation organized and existing under the laws of Delaware; AMOR 14 Corporation, a corporation organized and existing under the laws of Delaware; Covanta Acquisition, Inc., a corporation organized and existing under the laws of Delaware; Covanta Bessemer, Inc., a corporation organized and existing under the laws of Delaware; Covanta Cunningham Environmental Support, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy Americas, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy Construction, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy Group, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy International, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy Resource Corp., a corporation organized and existing under the laws of Delaware; Covanta Energy Services, Inc., a corporation organized and existing under the laws of Delaware; Covanta Energy West, Inc., a corporation organized and existing under the laws of Delaware; Covanta Engineering Services, Inc., a corporation organized and existing under the laws of New Jersey; Covanta Geothermal Operations Holdings, Inc., a corporation organized and existing under the laws of Delaware; Covanta Geothermal Operations, Inc., a corporation organized and existing under the laws of Delaware; Covanta Haverhill Properties, Inc., a corporation organized and existing under the laws of Massachusetts; Covanta Heber Field Energy, Inc., a corporation organized and existing under the laws of Delaware; Covanta Hennepin Energy Resource Co., Limited Partnership, a limited partnership organized and existing under the laws of Delaware; Covanta Hillsborough, Inc., a corporation organized and existing under the laws of Florida; Covanta Huntsville, Inc., a corporation organized and existing under the laws of Alabama; Covanta Hydro Energy, Inc., a corporation organized and existing under the laws of Delaware; Covanta Hydro Operations, Inc., a corporation organized and existing under the laws of Tennessee; Covanta Hydro Operations West, Inc., a corporation organized and existing under the laws of Delaware; Covanta Imperial Power Services, Inc., a corporation organized and existing under the laws of the state of California; Covanta Kent, Inc., a corporation organized and existing under the laws of Michigan; Covanta Lancaster, Inc., a corporation organized and existing under the laws of Pennsylvania; Covanta Lee, Inc., a corporation organized and existing under the laws of Florida; Covanta Long Island, Inc., a corporation organized and existing under the laws of Delaware; Covanta Marion Land Corp., a corporation organized and existing under the laws of Oregon; Covanta Mid-Conn., Inc., a corporation organized and existing under the laws of Connecticut; Covanta Montgomery, Inc., a corporation organized and existing under the laws of Maryland; Covanta New Martinsville Hydroelectric Corporation, a corporation organized and existing under the laws of Delaware; Covanta New Martinsville Hydro-Operations Corporation, a corporation organized and existing under the laws of West Virginia; Covanta Oahu Waste Energy Recovery, Inc., a corporation organized and existing under the laws of California; Covanta Onondaga Operations, Inc., a corporation organized and existing under the laws of Delaware; Covanta Operations of Union LLC, a corporation organized and existing under the laws of New Jersey; Covanta OPW Associates, Inc., a corporation organized and existing under the laws of Connecticut; Covanta OPWH, Inc. a corporation organized and existing under the laws of Delaware; Covanta Pasco, Inc., a corporation organized and existing under the laws of Florida; Covanta Plant Services of New Jersey, Inc., a corporation organized and existing under the laws of New Jersey; Covanta Power Equity Corporation, a corporation organized and existing under the laws of Delaware; Covanta Power Pacific, Inc., a corporation organized and existing under the laws of California; Covanta Power Plant Operations, a corporation organized and existing under the laws of California; Covanta Projects, Inc., a corporation organized and existing under the laws of Delaware; Covanta Projects of Hawaii, Inc., a corporation organized and existing under the laws of Hawaii; Covanta RRS Holdings Inc., a corporation organized and existing under the laws of Delaware; Covanta Secure Services, Inc., a corporation organized and existing under the laws of Delaware; Covanta SIGC Energy, Inc., a corporation organized and existing under the laws of Delaware; Covanta SIGC Energy II, Inc., a corporation organized and existing under the laws of California; Covanta SIGC Geothermal Operations, Inc., a corporation organized and existing under the laws of California; Covanta Systems, Inc., a corporation organized and existing under the laws of Delaware; Covanta Wallingford Associates, Inc., a corporation organized and existing under the laws of Connecticut; Covanta Waste to Energy, Inc., a corporation organized and existing under the laws of Delaware; Covanta Water Holdings, Inc., a corporation organized and existing under the laws of Delaware; Covanta Water Systems Inc., a corporation organized and existing under the laws of Delaware; Covanta Water Treatment Services Inc., a corporation organized and existing under the laws of Delaware; ERC Energy II, Inc., a corporation organized and existing under the laws of Delaware; ERC Energy, Inc., a corporation organized and existing under the laws of Delaware; Heber Field Energy II, Inc., a corporation organized and existing under the laws of Delaware; Heber Loan Partners, a partnership organized and existing under the laws of California; LMI, Inc., a corporation organized and existing under the laws of Massachusetts; Mammoth Geothermal Company, a corporation organized and existing under the laws of California; Mammoth Power Company, a corporation organized and existing under the laws of California; Mt. Lassen Power, a corporation organized and existing under the laws of California; Pacific Geothermal Company, a corporation organized and existing under the laws of California; Pacific Oroville Power, Inc., a corporation organized and existing under the laws of California; Pacific Wood Fuels Company, a corporation organized and existing under the laws of California; Pacific Wood Services Company, a corporation organized and existing under the laws of California; Three Mountain Operations, Inc., a corporation organized and existing under the laws of Delaware; Three Mountain Power, LLC, a LLC organized and existing under the laws of Delaware; Burney Mountain Power, a corporation organized and existing under the laws of California; Covanta Alexandria/Arlington, Inc., a corporation organized and existing under the laws of Virginia; Covanta Bristol, Inc., a corporation organized and existing under the laws of Connecticut; Covanta Fairfax, Inc., a corporation organized and existing under the laws of Virginia; Covanta Haverhill, Inc. a corporation organized and existing under the laws of Massachusetts; Covanta Honolulu Resource Recovery Venture, a partnership organized and existing under the laws of Hawaii; Covanta Indianapolis, Inc., a corporation organized and existing under the laws of Indiana; Covanta Marion, Inc., a corporation organized and existing under the laws of Oregon; Covanta Omega Lease, Inc., a corporation organized and existing under the laws of Delaware; Covanta Stanislaus, Inc., a corporation organized and existing under the laws of California; Haverhill Power, Inc., a corporation organized and existing under the laws of Massachusetts; and Michigan Waste Energy, Inc., a corporation organized and existing under the laws of Delaware have duly caused this Amendment No. 5 to the Application on Form T-3 to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Fairfield, and State of New Jersey, on the 5th day of March 2004.


                                        COVANTA ENERGY CORPORATION
(SEAL)


                                        By:     /s/ Jeffrey R. Horowitz
                                                ---------------------------
                                        Name:   Jeffrey R. Horowitz
                                        Title:  Senior Vice President and
                                                General Counsel


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant



                                        AMOR 14 CORPORATION
(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ACQUISITION, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA BESSEMER, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA CUNNINGHAM ENVIRONMENTAL
                                       SUPPORT, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY AMERICAS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY CONSTRUCTION, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY GROUP, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY INTERNATIONAL, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY RESOURCE CORP.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY SERVICES, INC.


(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENERGY WEST, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ENGINEERING SERVICES, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA GEOTHERMAL OPERATIONS
                                       HOLDINGS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant
                                       COVANTA GEOTHERMAL OPERATIONS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HAVERHILL PROPERTIES, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HEBER FIELD ENERGY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HENNEPIN ENERGY RESOURCE CO.,
                                       LIMITED PARTNERSHIP

(SEAL)


                                       By:      COVANTA ENERGY RESOURCE CORP.,
General Partner
                                         By:    /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer of
                                                Covanta Energy Resource Corp.



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HILLSBOROUGH, INC.


(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant


                                       COVANTA HUNTSVILLE, INC.


(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HYDRO ENERGY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HYDRO OPERATIONS WEST, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HYDRO OPERATIONS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA IMPERIAL POWER SERVICES, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA KENT, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA LANCASTER, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA LEE, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant


                                       COVANTA LONG ISLAND, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA MARION LAND CORP.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA MID-CONN., INC.
(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA MONTGOMERY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA NEW MARTINSVILLE HYDROELECTRIC
                                       CORPORATION

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA NEW MARTINSVILLE HYDRO-OPERATIONS
                                       CORPORATION

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA OAHU WASTE ENERGY RECOVERY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ONONDAGA OPERATIONS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA OPERATIONS OF UNION LLC

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA OPW ASSOCIATES, INC.


(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA OPWH, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA PASCO, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA PLANT SERVICES OF NEW JERSEY,
                                       INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA POWER EQUITY CORPORATION

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA POWER PACIFIC, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA POWER PLANT OPERATIONS

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA PROJECTS OF HAWAII, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA PROJECTS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA RRS HOLDINGS INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA SECURE SERVICES, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA SIGC ENERGY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

COVANTA SIGC ENERGY II, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA SIGC GEOTHERMAL OPERATIONS, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA SYSTEMS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA WALLINGFORD ASSOCIATES, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA WASTE TO ENERGY, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA WATER HOLDINGS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA WATER SYSTEMS INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA WATER TREATMENT SERVICES INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       ERC ENERGY II, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       ERC ENERGY, INC.
(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       HEBER FIELD ENERGY II, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       HEBER LOAN PARTNERS
(SEAL)

                                       By:      ERC Energy Inc. and ERC Energy
                                                II, Inc., General Partners

                                         By:    /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer of ERC
                                                Energy Inc. and ERC Energy II,
                                                Inc.

Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       LMI, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       MAMMOTH GEOTHERMAL COMPANY

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       MAMMOTH POWER COMPANY

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant


                                       MT. LASSEN POWER
(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       PACIFIC GEOTHERMAL COMPANY

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer

Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       PACIFIC OROVILLE POWER, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       PACIFIC WOOD FUELS COMPANY

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       PACIFIC WOOD SERVICES COMPANY

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       THREE MOUNTAIN OPERATIONS, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       THREE MOUNTAIN POWER, LLC

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       BURNEY MOUNTAIN POWER

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA ALEXANDRIA/ARLINGTON, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant
                                       COVANTA BRISTOL, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA FAIRFAX, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant
                                       COVANTA HAVERHILL, INC.

(SEAL)



                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer



Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA HONOLULU RESOURCE
                                       RECOVERY VENTURE

(SEAL)


                                       By: Covanta Projects of Hawaii, Inc.
                                       and Covanta Oahu Waste Energy
                                       Recovery, Inc., General Partners

                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer of
                                                Covanta Projects of Hawaii, Inc.
                                                and Covanta Oahu Waste  Energy
                                                Recovery, Inc.


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA INDIANAPOLIS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA MARION, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA OMEGA LEASE, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       COVANTA STANISLAUS, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       HAVERHILL POWER, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant

                                       MICHIGAN WASTE ENERGY, INC.

(SEAL)


                                       By:      /s/ Anthony J. Orlando
                                                ---------------------------
                                       Name:    Anthony J. Orlando
                                       Title:   Chief Executive Officer


Attest: /s/ Maria Stephenson
        ---------------------
        Maria Stephenson
        Executive Assistant